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Exhibit (a)(1)(A)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor.

OFFER TO PURCHASE FOR NOT MORE THAN US$175,000,000 IN CASH
UP TO 25,000,000 OF ITS SUBORDINATE VOTING SHARES AT A PURCHASE PRICE OF
NOT LESS THAN US$7.00 AND NOT MORE THAN US$8.00 PER SUBORDINATE VOTING SHARE

Celestica Inc. ("Celestica", the "Corporation", "we" or "us") invites its shareholders (the "Shareholders") to tender, for purchase and cancellation by the Corporation, subordinate voting shares of the Corporation (the "Shares") pursuant to (i) auction tenders in which the tendering Shareholders specify a price of not less than US$7.00 per Share and not more than US$8.00 per Share in increments of US$0.10 per Share ("Auction Tenders"), or (ii) purchase price tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have Shares purchased at the Purchase Price (as defined below) that is determined as provided herein ("Purchase Price Tenders"). The invitation and all tenders of Shares are subject to the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the "Circular") and the related Letter of Transmittal and Notice of Guaranteed Delivery, and all Notices of Extension and/or Notices of Variation, if any (which documents, together with the Offer to Purchase and the Circular, collectively constitute the "Offer").

The Offer will commence on the date set forth below and expire at 5:00 p.m. (Eastern time) on December 3, 2012, unless withdrawn, extended or varied by Celestica (such time on such date, the "Expiration Date"). The Offer is not conditional upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, and Celestica reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur. See "Offer to Purchase — Conditions of the Offer".

Promptly following the Expiration Date, the Corporation will determine a single price per Share (the "Purchase Price"), which will not be less than US$7.00 per Share and not more than US$8.00 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not properly withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$175,000,000. If the Purchase Price is determined to be US$7.00 (which is the minimum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 25,000,000 Shares. If the Purchase Price is determined to be US$8.00 (which is the maximum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 21,875,000 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$7.00 per Share (which is the minimum Purchase Price under the Offer). Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Corporation pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price. A Shareholder who wishes to tender Shares, but who does not wish to specify a price at which such Shares may be purchased by the Corporation, should make a Purchase Price Tender. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and tenders will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Celestica may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Shareholders in such jurisdiction.

The Dealer Managers for the Offer are:

In Canada:	In the United States:

Scotia Capital Inc.	Scotia Capital (USA) Inc.

October 29, 2012

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that the Corporation is incorporated under the laws of the Province of Ontario and several of its officers and directors are residents of countries other than the United States.

If the aggregate Purchase Price for the Shares properly tendered and not properly withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price not greater than the Purchase Price (collectively, the "Successfully Tendered Shares") by Shareholders (the "Successful Shareholders") exceeds US$175,000,000, then the Successfully Tendered Shares will be purchased on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that "Odd Lot" tenders (as described herein) by Successful Shareholders will not be subject to pro-ration. See "Offer to Purchase — Number of Shares and Pro-Ration".

The Purchase Price and the amount payable to tendering Shareholders will be denominated in United States dollars. Celestica will pay for Shares tendered in United States dollars. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares, without expense to the Shareholder.

As of October 25, 2012, there were 186,205,220 Shares issued and outstanding and, accordingly, the Offer is for approximately 13.43% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer), and for approximately 11.75% if the Purchase Price is determined to be US$8.00 (being the maximum Purchase Price under the Offer). As of October 25, 2012, there were also 18,946,368 multiple voting shares of the Corporation ("Multiple Voting Shares") issued and outstanding. If all Multiple Voting Shares were converted to Shares, the Offer would be for approximately 12.19% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer), and for approximately 10.66% if the Purchase Price is determined to be US$8.00 (being the maximum Purchase Price under the Offer). To the knowledge of the Corporation, after reasonable inquiry, no holder of Multiple Voting Shares will be converting Multiple Voting Shares into Shares to tender pursuant to the Offer.

The Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") and listed and traded on the New York Stock Exchange (the "NYSE") under the symbol 'CLS'. On October 22, 2012, the last full trading day prior to the date of the announcement of the approval by the board of directors of Celestica (the "Board of Directors") for Celestica to conduct the Offer, the closing price of the Shares on the TSX was C$7.08 per Share and on the NYSE was US$7.13 per Share. During the past 12 months, the closing prices of Shares on the TSX and the NYSE has ranged from a low of C$6.61 and US$6.74, respectively, to a high of C$10.26 and US$10.34, respectively. Shareholders are urged to obtain current market quotations for the Shares.

Celestica will not be purchasing any Shares pursuant to the Corporation's normal course issuer bid announced on February 7, 2012 during the Offer (nor will a trustee, acting on behalf of Celestica, purchase any Shares pursuant to the Corporation's normal course issuer bid during the Offer) and Celestica does not intend to purchase any further such Shares for cancellation. Celestica does intend to purchase Shares in the open market through a trustee to satisfy the delivery of Shares under the Corporation's equity-based compensation plans, but not until 10 business days after the Expiration Date or date of termination of the Offer. Since the commencement of the normal course issuer bid on February 9, 2012, Celestica has purchased a total of 13,336,381 Shares for cancellation pursuant to the normal course issuer bid. Since February 9, 2012,

417,612 Shares have also been purchased in the open market by a trustee to satisfy the delivery of Shares under the Corporation's equity-based compensation plans, which Share purchases reduce the number of Shares the Corporation is permitted to repurchase for cancellation under its normal course issuer bid.

The Board of Directors has approved the Offer. However, none of Celestica, the Board of Directors, Scotia Capital Inc. or Scotia Capital (USA) Inc., the dealer managers for the Offer (the "Dealer Managers"), or Computershare Investor Services Inc., the depositary for the Offer (the "Depositary"), makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Shareholders should carefully consider the income tax consequences of tendering Shares under the Offer. See "Issuer Bid Circular — Income Tax Consequences".

Shareholders wishing to tender all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See "Offer to Purchase — Procedure for Tendering Shares".

The Offer expires at 5:00 p.m. (Eastern time) on December 3, 2012 unless extended, varied or withdrawn.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

Any questions or requests for information regarding the Offer should be directed to the Depositary or the Dealer Managers at the addresses and telephone numbers of the Depositary and the Dealer Managers set forth on the last page of this Offer to Purchase and the accompanying Circular.

INFORMATION FOR UNITED STATES SHAREHOLDERS

United States Shareholders should be aware that the acceptance of the Offer will have certain tax consequences. See "Issuer Bid Circular — Income Tax Consequences".

The Corporation has filed with the U.S. Securities and Exchange Commission (the "SEC") an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-4(c)(2) promulgated thereunder. See "Issuer Bid Circular — Celestica Inc. — Additional Information".

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase or the accompanying Circular. Any representation to the contrary is a criminal offense.

 FORWARD-LOOKING INFORMATION

        Certain statements contained in this Offer to Purchase and the accompanying Circular constitute forward-looking statements within the meaning of section 27A of the U.S. Securities Act of 1933, section 21E of the U.S. Securities Exchange Act of 1934, and applicable Canadian securities legislation, including, without limitation: statements related to our future growth; trends in our industry; our financial or operational results; the impact of the transition activities of our manufacturing services for Research In Motion Limited ("RIM") on our financial targets and results and working capital requirements, and our anticipated expenses and restructuring charges related to such transition and other actions; the impact of acquisitions and program wins or losses on our financial results and working capital requirements; anticipated expenses, capital expenditures or benefits; our expected tax outcomes; our cash flows, financial targets and priorities; our ability to diversify and grow our customer base and develop new capabilities; the effect of the global economic environment on customer demand; and our intention to undertake the Offer and the terms thereof, including the number of Shares we may purchase in the Offer; the price range and the date on which we will announce the final results of the Offer or pay for tendered Shares; and our belief that the purchase of Shares under the Offer represents an attractive investment to the Corporation and an equitable and efficient means to distribute excess cash to Shareholders, while at the same time proportionately increasing the equity interest in the Corporation for Shareholders who do not elect to tender. Such forward-looking statements are predictive in nature, and may be based on current expectations, forecasts or assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from the forward-looking statements themselves. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "continues", or similar expressions, or may employ such future or conditional verbs as "may," "will," "should" or "would" or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, and in applicable Canadian securities legislation.

        Forward-looking statements are not guarantees of future performance. Readers should understand that the following important factors, among others, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements: the challenges of effectively managing the transition activities of our manufacturing services for RIM; the extent of the restructuring charges associated with the RIM wind down and other actions; our dependence on a limited number of customers and on our customers' ability to compete and succeed in their marketplace for the products we manufacture; the effects of price competition and other business and competitive factors generally affecting the electronics manufacturing services industry; the challenges of effectively managing our operations and our working capital performance during uncertain economic conditions, including responding to significant changes in demand and changes in the outsourcing strategies of our customers, including the insourcing of programs by them; the challenges of managing changing commodity costs as well as labour costs and conditions; disruptions to our operations, or those of our customers, component suppliers, or our logistics partners, resulting from local events including natural disasters, political instability, local labour conditions, social unrest, criminal activity and other risks present in the jurisdictions in which we operate; our inability to retain or expand our business due to execution problems relating to the ramping of new programs; the delays in the delivery and/or general availability of various components and materials used in our manufacturing process; the challenge of managing our financial exposure to foreign currency volatility; our dependence on industries affected by rapid technological change; variability of operating results among periods; our ability to successfully manage our international operations; increasing income taxes and our inability to successfully defend tax audits or meet the conditions of tax incentives; the completion of all our restructuring activities or integration of our acquisitions; and the risk of potential non-performance by counterparties, including but not limited to financial institutions, customers and suppliers; and risks relating to the Offer not occurring as intended, including: our expectation that we will fund any purchases of Shares pursuant to the Offer from a combination of available cash on hand and cash drawn from our existing revolving credit facility; our ability to obtain regulatory approvals; our continuing to have sufficient financial resources and working capital and the Offer not precluding us from pursuing our foreseeable business opportunities for the future growth of our business; the market for the Shares not being materially less liquid after completion of the Offer than the market that exists at the time we are making the Offer; future purchases of additional Shares following expiry of the Offer, including purchases of the Shares pursuant to our existing normal course issuer bid and by a trustee in the open market to satisfy the delivery of Shares under our equity-based compensation plans; our intention not to declare dividends on the Shares (or the Multiple Voting Shares) in the foreseeable future; and the prospect that we may from time to time in the future consider various acquisition or divestiture opportunities.

        Our forward-looking statements are also based on various assumptions which management believes are reasonable under the current circumstances, but may prove to be inaccurate, and many of which involve factors that are beyond our control. The material assumptions may include the following: our ability to effectively manage the RIM transition activities; forecasts from our customers, which range from 30 days to 90 days and can fluctuate significantly in terms of volume and mix of products or services; the timing and execution of, and investments associated with, ramping new business; the success in the marketplace of our customers' products; general economic and market conditions; currency exchange rates; pricing and competition; anticipated customer demand; supplier performance and pricing; commodity, labour, energy and transportation costs; operational and financial matters; technological developments; the timing and execution of our restructuring actions and our ability to diversify our customer base and develop new capabilities. Our assumptions and estimates are based on management's current views with respect to current plans and present and future events, and are and will be subject to the risks and uncertainties discussed above and elsewhere in this Offer to Purchase and the accompanying Circular. Forward-looking statements are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that such information may not be appropriate for other purposes. These and other risks and uncertainties, as well as other information related to the Corporation, are discussed herein and in our various public filings at www.sedar.com and www.sec.gov, including our Annual Report on Form 20-F and subsequent reports on Form 6-K filed with the SEC and our Annual Information Form filed with the Canadian securities regulators.

        Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results may vary materially from those indicated in any forward-looking information.

        Management of Celestica believes that the expectations reflected in the forward-looking information are reasonable based on information currently available to it, but cannot assure readers that the expectations will prove to have been correct. Accordingly, readers should not place undue reliance on such forward-looking information. These statements speak only as of the date of this Offer to Purchase and the accompanying Circular. Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should read this document with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

NOTICE TO HOLDERS OF OPTIONS OR MULTIPLE VOTING SHARES

        The Offer is made only for Shares and is not made for any options to acquire Shares ("Options") or Multiple Voting Shares. Any holder of such securities who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully exercise or convert, as applicable, such Options or Multiple Voting Shares in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise or conversion must occur sufficiently in advance of the Expiration Date to assure holders of Options or Multiple Voting Shares that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option or conversion of a Multiple Voting Share cannot be revoked even if the Shares received upon exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders who exercise Options or convert Multiple Voting Shares and then tender pursuant to the Offer the Shares received on such exercise or conversion, as applicable, could suffer adverse tax consequences. The tax consequences of such an exercise or conversion are not described under "Issuer Bid Circular — Income Tax Consequences". Holders of Options or Multiple Voting Shares are urged to seek tax advice from their own tax advisors in this regard.

        To the knowledge of the Corporation, after reasonable inquiry, no holder of Multiple Voting Shares will be converting Multiple Voting Shares into Shares to tender pursuant to the Offer.

v

 CURRENCY AND EXCHANGE RATE

        All dollar references in this Offer to Purchase and the accompanying Circular are in United States dollars (US$), except where otherwise indicated. See "Issuer Bid Circular — Celestica Inc. — Presentation of Financial Information".

        The following table sets forth, for each period indicated, the high and low noon exchange rates for one United States dollar expressed in Canadian dollars (C$), the average of such exchange rates during such periods, and the exchange rate at the end of the period, in each case based upon the Bank of Canada noon spot rate of exchange:

		Year ended December 31
	Nine Months Ended September 30, 2012
		2011	2010	2009
High	1.0418	1.0604	1.0778	1.3000
Low	0.9710	0.9449	0.9946	1.0292
Average	1.0023	0.9891	1.0299	1.1420
Period end	0.9837	1.0170	0.9946	1.0466

        On October 25, 2012, the exchange rate for one United States dollar expressed in Canadian dollars was C$0.9942 based upon the Bank of Canada noon spot rate of exchange.

ADDITIONAL INFORMATION

        In addition to the requirements of applicable securities laws in the provinces and territories of Canada, Celestica is subject to the informational requirements of the Exchange Act and, in accordance therewith, files annual reports with and furnishes other information to the SEC relating to its business, financial condition and other matters. Celestica has filed an Issuer Tender Offer Statement on Schedule TO with the SEC with respect to the Offer. Such Issuer Tender Offer Statement and the periodic reports filed and other information furnished by Celestica may be inspected and copied at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Internet site is www.sec.gov.

 SUMMARY

        This summary is solely for the convenience of Shareholders and is qualified in its entirety by references to the full text and more specific details of the Offer and accompanying Circular. We urge you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer.

Who is offering to purchase my Shares?	Celestica Inc., which we refer to as "we", "us", "Celestica" or the "Corporation".
Why is Celestica making the Offer?
We continuously consider ways to enhance Shareholder value. We believe that the recent trading price of the Shares is not fully reflective of the value of the Corporation's business and future prospects. We believe that the purchase of Shares under the Offer represents an attractive investment to the Corporation and an equitable and efficient means to distribute an aggregate of up to US$175,000,000 in cash to Shareholders who elect to tender, while at the same time proportionately increasing the equity interest in the Corporation for Shareholders who do not elect to tender. We consider that making the Offer is in the best interests of the Corporation and its Shareholders. See "Issuer Bid Circular — Purpose and Effect of the Offer".
What will the Purchase Price for the Shares be and what will be the form of payment?
We are conducting the Offer through a procedure commonly called a "modified Dutch auction". This procedure allows Shareholders to select the price within a price range specified by Celestica at which Shareholders are willing to sell their Shares. The price range for the Offer is US$7.00 to US$8.00 per Share. We will select the lowest Purchase Price that will allow us to purchase the maximum number of Shares properly tendered and not properly withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$175,000,000. We will purchase all Shares purchased under the Offer at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price, but we will not purchase any Shares above the Purchase Price. We will determine the Purchase Price for the tendered Shares promptly after the Offer expires. If a Shareholder's Shares are purchased under the Offer, that Shareholder will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See "Offer to Purchase — Purchase Price".
How many Shares will Celestica purchase in the Offer?
We are offering to purchase Shares that have an aggregate Purchase Price not exceeding US$175,000,000. At the maximum Purchase Price of US$8.00 per Share, we could purchase 21,875,000 Shares. At the minimum Purchase Price of US$7.00 per Share, we could purchase 25,000,000 Shares. Since we will be unable to determine the Purchase Price until after the Expiration Date, we will not determine the exact number of Shares that we will purchase until after the Expiration Date. See "Offer to Purchase — Number of Shares and Pro-Ration".
What will happen if Shares with an aggregate purchase price of more than US$175,000,000 are tendered in the Offer?
If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price not greater than the Purchase Price exceeds US$175,000,000, then we will purchase the Successfully Tendered Shares on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that "Odd Lot" tenders of Successfully Tendered Shares will not be subject to pro-ration. See "Offer to Purchase — Number of Shares and Pro-Ration".

What do I do if I own an "Odd Lot" of Shares?	If you beneficially own fewer than 100 Shares as of the Expiration Date and you tender all such Shares, we will accept for purchase, without pro-ration but otherwise subject to the terms and conditions of the Offer, all of your Shares properly tendered pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender. You should check the appropriate place in Box D — "Odd Lots" in the Letter of Transmittal. See "Offer to Purchase — Number of Shares and Pro-Ration".
How can I maximize the chance that my Shares will be purchased?
If you wish to maximize the chance that your Shares will be purchased, you should tender them by "Purchase Price Tender", indicating that you will accept the Purchase Price that we select. You should understand that this election will have the same effect as if you have selected the minimum Purchase Price of US$7.00 per Share (although the actual price per Share paid to you, if the Offer is completed, will be the Purchase Price, determined in accordance with the terms of the Offer. This may be equal to or higher than the minimum Purchase Price of US$7.00 per Share).
How will Celestica pay for the Shares?	We intend to fund any purchases of Shares pursuant to the Offer from available cash on hand and from cash drawn on our existing revolving credit facility. See "Issuer Bid Circular — Source of Funds".
How long do I have to tender my Shares?
You may tender your Shares until the Offer expires. The Offer will expire on December 3, 2012 at 5:00 p.m. (Eastern time), unless we extend it. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See "Offer to Purchase — Extension and Variation of the Offer". If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that it has an earlier deadline, for administrative reasons, for you to act to instruct them to tender Shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline. See "Offer to Purchase — The Offer" and "Offer to Purchase — Extension and Variation of the Offer".
Are there any conditions to the Offer?
Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in market and general economic conditions that, in our judgment, are or may be materially adverse to us, as well as certain other conditions. See "Offer to Purchase — Conditions of the Offer".
How do I tender my Shares?
To tender Shares pursuant to the Offer, you must (i) deliver by the Expiration Date the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses listed in the Letter of Transmittal, (ii) follow the guaranteed delivery procedure described under "Offer to Purchase — Procedure for Tendering Shares", or (iii) transfer all tendered Shares pursuant to the procedures for book-entry transfer described under "Offer to Purchase — Procedure for Tendering Shares", in each case prior to 5:00 p.m. (Eastern time) on the Expiration Date. If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. You may also contact the Depositary or the Dealer Managers for assistance. See "Offer to Purchase — Procedure for Tendering Shares" and the instructions to the related Letter of Transmittal.

Can I tender part of my Shares at different prices?	Yes. You can elect to tender your Shares in separate lots at a different price and/or different type of tender for each lot. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each lot you tender. See "Offer to Purchase — Procedure for Tendering Shares".
What will happen if I do not tender my Shares?
Upon the completion of the Offer, non-tendering Shareholders will realize a proportionate increase in their relative ownership interest in Celestica and thus in its future profits or losses and assets, subject to Celestica's right to issue additional Shares and other equity securities (and securities exercisable for, or convertible into, equity securities) in the future. The amount of Celestica's future cash assets will be reduced and/or its liabilities increased by the amount paid and expenses incurred in connection with the Offer. See "Issuer Bid Circular — Purpose and Effect of the Offer".
Once I have tendered Shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any Shares you have tendered (i) at any time prior to the Expiration Date, (ii) at any time if we have not taken up the Shares before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (iii) if we have not paid for the Shares within three business days of being taken up, (iv) at any time before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for tender is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) after the expiration of 40 business days from the commencement of the Offer if the Corporation has not accepted tendered Shares for payment. See "Offer to Purchase — Withdrawal Rights".
How do I withdraw Shares I previously tendered?
You must deliver, on a timely basis, a written or printed notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. A notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the withdrawn Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See "Offer to Purchase — Withdrawal Rights".
Can the Offer be withdrawn, extended or varied?
Yes. We may extend or vary the Offer in our sole discretion. We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer without first taking up Shares tendered (and not withdrawn) before the Offer was previously scheduled to expire. See "Offer to Purchase — Extension and Variation of the Offer". We may also terminate the Offer under certain circumstances. See "Offer to Purchase — Conditions of the Offer".
How will I be notified if Celestica extends the Offer?
We will issue a press release by 9:00 a.m. (Eastern time) on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See "Offer to Purchase — Extension and Variation of the Offer".

Has Celestica or the Board of Directors adopted a position on the Offer?	The Board of Directors has approved the Offer. However, none of Celestica, the Board of Directors, the Dealer Managers or the Depositary makes any recommendation to you or to any other Shareholders as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which you or any other Shareholders may tender Shares under the Offer. You must make your own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. Our directors and officers have advised us that they do not intend to tender Shares pursuant to the Offer.
Will Celestica's directors, officers or significant shareholders tender Shares to the Offer?
The directors and officers have advised us that they do not intend to tender Shares pursuant to the Offer. To the knowledge of the Corporation, after reasonable inquiry, no holder of Multiple Voting Shares will be converting Multiple Voting Shares into Shares to tender pursuant to the Offer.
Following the Offer, will Celestica continue as a public corporation?
Yes. We do not believe that our purchase of Shares through the Offer will cause our remaining Shares to be de-listed from the NYSE or the TSX or cause us to be eligible for deregistration under the Exchange Act. See "Issuer Bid Circular — Purpose and Effect of the Offer".
What impact will the Offer have on the liquidity of the market for the Shares?
The Board of Directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for Shareholders who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. The Board of Directors has, on a voluntary basis, obtained a liquidity opinion from Scotia Capital Inc. to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of October 26, 2012 and that it is reasonable for the Board of Directors to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. Scotia Capital Inc. has been engaged to act as a Dealer Manager in connection with the Offer and will receive fees for such services. See "Issuer Bid Circular — Fees and Expenses". In addition, Scotia Capital Inc. has provided various financial advisory services to the Corporation in connection with transactions unrelated to the Offer and an affiliate of Scotia Capital Inc. is a lender to the Corporation under the Corporation's existing revolving credit facility. See "Issuer Bid Circular — Source of Funds". Accordingly, Scotia Capital Inc. is not independent of the Corporation in connection with the Offer for purposes of MI 61-101 (as defined below). A copy of the opinion of Scotia Capital Inc. is attached hereto as Schedule A. See "Issuer Bid Circular — Purpose and Effect of the Offer — Liquidity of Market".
When will Celestica pay for the Shares I tender?
We will pay the Purchase Price (less applicable withholding taxes, if any) to Shareholders in cash, without interest, for the Shares we purchase as promptly as practicable after the expiration of the Offer. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".
In what currency will Celestica pay for the Shares I tender?
The Purchase Price and the amount payable to Successful Shareholders will be denominated in United States dollars and Celestica will pay for Shares you tender in United States dollars. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

Will I have to pay brokerage commissions if I tender my Shares?	If you are a registered Shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".
How do holders of vested but unexercised Options participate in the Offer?
The Offer is made only for Shares and not made for any Options. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Options in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to assure holders of Options that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of Options that exercise such Options and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under "Issuer Bid Circular — Income Tax Consequences". Holders of Options are urged to seek tax advice from their own tax advisors in this regard.
What are the income tax consequences if I tender my Shares?
You should carefully consider the income tax consequences to you of tendering Shares pursuant to the Offer. We urge you to seek advice from your own tax advisors with respect to your particular circumstances as to the tax consequences you may incur as a result of our purchase of your Shares under the Offer. See "Issuer Bid Circular — Income Tax Consequences".
Who can I talk to if I have questions?
The Depositary or the Dealer Managers can help answer your questions. The Depositary is Computershare Investor Services Inc., and the Dealer Managers are, in Canada, Scotia Capital Inc. and, in the United States, Scotia Capital (USA) Inc. Contact information for the Depositary and the Dealer Managers is set forth on the back cover of this document.
How do I get my Shares back if I have tendered them to the Offer but they are not taken up?
All Shares properly tendered but not taken up, including all Shares tendered pursuant to Auction Tenders at prices in excess of the Purchase Price, Shares not taken up due to pro-ration or improper tenders or Shares not taken up due to the termination of the Offer, will be returned as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

 OFFER TO PURCHASE

To the Holders of Subordinate Voting Shares of Celestica Inc.

1.     The Offer

        Celestica invites Shareholders to tender, for purchase and cancellation by the Corporation, Shares pursuant to (i) Auction Tenders in which the tendering Shareholders specify a price of not less than US$7.00 per Share and not more than US$8.00 per Share in increments of US$0.10 per Share, or (ii) Purchase Price Tenders, in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal and the Notice of Guaranteed Delivery.

        The Offer will commence on October 29, 2012 and expire at 5:00 p.m. (Eastern time) on December 3, 2012, unless withdrawn, extended or varied by Celestica. The Offer is not conditional upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and Celestica reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur or certain conditions are not fulfilled. See "Offer to Purchase — Conditions of the Offer".

        Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

        The Depositary will return all Shares not purchased under the Offer, including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration, promptly after the Expiration Date.

        The Offer is made only for Shares and not made for any Options or Multiple Voting Shares. Any holder of such securities who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully exercise or convert, as applicable, such Options or Multiple Voting Shares in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise or conversion must occur sufficiently in advance of the Expiration Date to assure holders of Options or Multiple Voting Shares that they will have sufficient time to comply with the procedures for tendering Shares in the Offer as described under "Offer to Purchase — Procedure for Tendering Shares". An exercise of an Option or conversion of a Multiple Voting Share cannot be revoked even if the Shares received upon exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders that exercise Options or convert Multiple Voting Shares and then tender pursuant to the Offer the Shares received on such exercise or conversion, as applicable, could suffer adverse tax consequences. The tax consequences of such an exercise or conversion are not described under "Issuer Bid Circular — Income Tax Consequences". Holders of Options or Multiple Voting Shares are urged to seek tax advice from their own tax advisors in this regard.

        Celestica's Board of Directors has approved the Offer. However, none of Celestica, the Board of Directors, the Dealer Managers, or the Depositary, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation's directors and officers have advised the Corporation that they do not intend to tender Shares pursuant to the Offer.

        Shareholders should carefully consider the income tax consequences of tendering Shares under the Offer. See "Issuer Bid Circular — Income Tax Consequences".

        The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before making a decision with respect to the Offer.

2.     Purchase Price

        Promptly following the Expiration Date, the Corporation will determine a single Purchase Price per Share, which will not be less than US$7.00 per Share and not more than US$8.00 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not properly withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$175,000,000. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$7.00 per Share (which is the minimum Purchase Price under the Offer).

        Upon determination of the Purchase Price, the Corporation will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Shareholders who have properly tendered and not properly withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Shares purchased. The Purchase Price will be denominated in United States dollars and payments of amounts owing to a tendering Shareholder will be made in United States dollars. See "Offer to Purchase — Taking Up and Payment for Tendered Shares".

3.     Number of Shares and Pro-Ration

        As of October 25, 2012, there were 186,205,220 Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 13.43% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer). If the Purchase Price is determined to be US$8.00 (which is the maximum Purchase Price under the Offer), the Offer is for a maximum of approximately 11.75% of the total number of issued and outstanding Shares. As of October 25, 2012, there were also 18,946,368 Multiple Voting Shares issued and outstanding. If all Multiple Voting Shares were converted to Shares, the Offer would be for approximately 12.19% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer), and for approximately 10.66% if the Purchase Price is determined to be US$8.00 (being the maximum Purchase Price under the Offer). To the knowledge of the Corporation, after reasonable inquiry, no holder of Multiple Voting Shares will be converting Multiple Voting Shares into Shares to tender pursuant to the Offer.

        If the aggregate Purchase Price of the Successfully Tendered Shares does not exceed US$175,000,000, the Corporation will, upon the terms and subject to the conditions of the Offer, purchase all Successfully Tendered Shares at the Purchase Price (which will be the maximum Purchase Price under the Offer). If the aggregate Purchase Price of the Successfully Tendered Shares exceeds US$175,000,000, the Corporation will accept Shares for purchase first from all Successful Shareholders who are Odd Lot Holders (as defined below). With respect to Successful Shareholders who are not Odd Lot Holders, the Corporation will accept Shares for purchase at the Purchase Price on a pro rata basis according to the number of Successfully Tendered Shares, less the number of Shares purchased from Odd Lot Holders (with adjustments to avoid the purchase of fractional Shares).

        For purposes of the Offer, the term "Odd Lots" means all Successfully Tendered Shares tendered by or on behalf of the Successful Shareholders who individually beneficially own, as of the close of business on the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Holders"). As set forth above, Odd Lots will be accepted for purchase before any pro-ration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares even if holders have separate certificates for fewer than 100 Shares or hold fewer than 100 Shares in different accounts. Any Odd Lot Holder wishing to tender all Shares beneficially owned, without pro-ration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid any odd lot discounts, which may be applicable on a sale of their Shares in a transaction on the TSX or the NYSE.

4.     Procedure for Tendering Shares

Proper Tender of Shares

        To tender Shares pursuant to the Offer, (i) the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation or an Agent's Message if the tendering Shareholder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the Depository Trust Company ("DTC") to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Corporation may enforce such Letter of Transmittal against such participant. The term "Book-Entry Confirmation" means a confirmation of a book-entry transfer of a Shareholder's Shares into the Depositary's account at CDS Clearing and Depository Services Inc. ("CDS").

        In accordance with Instruction 5 in the Letter of Transmittal or the Book-Entry Confirmation or Agent's Message in lieu thereof, (i) each Shareholder desiring to tender Shares pursuant to the Offer must indicate in the appropriate box on such Letter of Transmittal, whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (ii) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in the appropriate box in such Letter of Transmittal or the Book-Entry Confirmation or Agent's Message in lieu thereof, the price per Share (in increments of US$0.10 per Share) at which such Shares are being tendered. Under each of (i) and (ii) respectively, only one box may be checked. If a Shareholder desires to tender Shares in separate lots at a different price and/or different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or Book-Entry Confirmation or Agent's Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot. The same Shares cannot be tendered (unless previously properly withdrawn) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender. In addition, Odd Lot Holders who tender all their Shares must complete the appropriate box in the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in "Offer to Purchase — Number of Shares and Pro-Ration".

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the share certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an "Eligible Institution"). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal.

        If a certificate representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Shares not purchased or tendered are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution.

An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.

        A Shareholder who wishes to tender Shares under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the tender of their Shares under the terms of the Offer.

Book-Entry Transfer Procedures — CDS

        Any financial institution that is a participant in CDS may make book-entry delivery of the Shares through the CDS on-line tendering system pursuant to which book-entry transfers may be effected ("CDSX") by causing CDS to deliver such Shares to the Depositary in accordance with the applicable CDS procedures. Delivery of Shares to the Depositary by means of book-entry through CDSX will constitute a valid tender under the Offer.

        Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario or in the United States on or prior to the Expiration Date in connection with such tender of Shares. Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer via book-entry of their holdings with CDS, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Book-Entry Transfer Procedures — DTC

        Any financial institution that is a participant in DTC may make book-entry delivery of Shares by causing DTC to deposit such Shares to the Depositary in accordance with DTC's procedures.

        Although delivery of Shares may be effected under the Offer at DTC, a Letter of Transmittal (or a manually executed photocopy thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of a Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address in Toronto, Ontario or in the United States on or prior to the Expiration Date in connection with the tender of such Shares. Delivery of documents to DTC does not constitute delivery to the Depositary.

Method of Delivery

        The method of delivery of certificates representing Shares and all other required documents is at the option and sole risk of the tendering Shareholder. If certificates representing Shares are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a certificate representing Shares will only be deemed to occur upon actual receipt by the Depositary of the certificate representing such tendered Shares.

Guaranteed Delivery

        If a Shareholder wishes to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Corporation through the Depositary is received by the Depositary, at its office in Toronto, Ontario or the United States as set out in the Notice of Guaranteed Delivery, by the Expiration Date; and

  (c)
  the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), Book-Entry Confirmation or Agent's Message in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto, Ontario or the United States office of the Depositary, before 5:00 p.m. (Eastern time) on or before the third trading day on the TSX and the NYSE after the Expiration Date.

        The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto, Ontario or United States office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures that are guaranteed if so required, and (iii) any other documents required by the Letter of Transmittal.

        The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently tendered.

Return of Unpurchased Shares

        Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares.

        In the case of Shares tendered through book-entry transfer into the Depositary's account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

Determination of Validity, Rejection and Notice of Defect

        All questions as to the number of Shares to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law. Celestica reserves the absolute right to reject any tenders of Shares determined by it in its sole discretion not to be in proper form or completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation's counsel, be unlawful. Celestica also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Corporation shall determine. No individual tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation, the Depositary, the Dealer Managers or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Corporation's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

        Under no circumstances will interest accrue or be paid by the Corporation by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures. The quantum of payment for Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or prior to the Expiration Date, even if the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made until after the date the payment for the tendered Shares accepted for payment pursuant to the Offer is to be made by the Corporation.

Formation of Agreement; Prohibition on "Short" Tenders

        A tender of Shares under any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Corporation, effective as of the Expiration Date, upon the terms and conditions of the Offer. In addition, a tender of Shares to Celestica pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a "net long position" in the Shares being tendered or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act, and (ii) the tender of such Shares complies in all respects with Rule 14e-4. It is a violation of Section 14(e) of the Exchange Act and of Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the pro-ration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than (A) the amount of Shares tendered, or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Shares tendered and upon acceptance of such person's tender, will acquire such Shares for tender by conversion, exchange or exercise of such other securities and will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

5.     Withdrawal Rights

        Except as otherwise provided in this Section, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn by the Shareholder:

  (a)
  at any time prior to the Expiration Date;

  (b)
  at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares;

  (c)
  if the Shares have not been paid for by the Corporation within three business days of being taken up;

  (d)
  at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been given in accordance with this Offer to Purchase (other than a variation that (i) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for tender is not extended for greater than 10 days, or (ii) consists solely of the waiver of a condition of the Offer). See "Extension and Variation of the Offer"; and

  (e)
  after the expiration of 40 business days from the commencement of the Offer if the Corporation has not accepted tendered Shares for payment.

        For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by 5:00 p.m. (Eastern time) on the applicable date specified above at the place of tender of the relevant Shares. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares being withdrawn or, in the case of Shares tendered by a CDS or DTC participant, be signed by such participant in the same manner as the participant's name is listed on the applicable Book-Entry Confirmation or Agent's Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and (ii) specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder (if different from that of the person who tendered such Shares) and the number of Shares to be withdrawn. If the certificates for the Shares tendered pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. A withdrawal of Shares tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

        A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the withdrawal of Shares under the Offer.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding, except as otherwise finally determined in a subsequent judicial proceeding or as required by law. None of the Corporation, the Depositary, the Dealer Managers nor any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

        Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following the procedures described herein.

        If Celestica extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to Celestica's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of Celestica all tendered Shares. Such retention is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Celestica must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. In the event of such retention, such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described under this Section.

6.     Conditions of the Offer

        Notwithstanding any other provision of the Offer, Celestica shall not be required to accept for purchase, to purchase or to pay for any Shares tendered, and may withdraw, extend or vary the Offer or may postpone the payment for Shares tendered, if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by Celestica to have occurred):

  (a)
  there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Corporation, acting reasonably, has or may have a material adverse effect on the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Corporation;

  (b)
  there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation or materially impair the contemplated benefits of the Offer to the Corporation or make it inadvisable to proceed with the Offer;

  (c)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States or any other region where the Corporation maintains significant business activities, (iv) any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Shares since the close of business on October 22, 2012 (defined as a decrease in excess of 10% of the market price of the Shares on the TSX or the NYSE since the close of business on October 22, 2012), (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Corporation's business, operations or prospects or the trading in, or value of, the Shares, or (vii) any decline in any of the S&P/TSX Composite Index, the NYSE Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on October 22, 2012;

  (d)
  there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or any of its subsidiaries that, in the sole judgment of the Corporation, acting reasonably, has, have or may have a material adverse effect with respect to the Corporation and its subsidiaries taken as a whole;

  (e)
  any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation and its subsidiaries or an affiliated body corporate (as defined in the Business Corporations Act (Ontario)), other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

  (f)
  the Corporation shall have determined, in its sole judgment, acting reasonably, that the Purchase Price exceeds the fair market value of a Share as of the Expiration Date, determined without reference to the Offer;

  (g)
  the Corporation shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Shares by the Corporation is illegal or not in compliance with applicable law or stock exchange requirements and, if required under any such legislation or requirements, the Corporation shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities or stock exchange(s) in respect of the Offer;

  (h)
  any change shall have occurred or been proposed to the Income Tax Act (Canada) ("Tax Act") or regulations thereunder, to the publicly available administrative policies or assessing practices of the Canada Revenue Agency ("CRA") or to relevant jurisprudence, that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares tendered under the Offer;

  (i)
  any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service ("IRS"), or the equivalent laws, regulations and policies of another jurisdiction where one or more Shareholders are resident, that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares tendered under the Offer;

  (j)
  the Corporation shall have concluded that the purchase of Shares pursuant to the Offer will constitute a "Rule 13e-3 transaction", as such term is defined in Rule 13e-3 under the Exchange Act;

  (k)
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the SEC before October 22, 2012 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares;

  (l)
  any entity, group, or person who has filed with the SEC on or before October 22, 2012 a Schedule 13G or a Schedule 13D with respect to any of the Shares shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of additional Shares constituting 2% or more of the outstanding Shares;

  (m)
  any entity, person or group shall have filed on or after October 22, 2012 a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Corporation; or

  (n)
  the Corporation reasonably determines that the completion of the Offer and the purchase of the Shares may cause the Shares to be delisted from the TSX or the NYSE or to be eligible for de-registration under the Exchange Act.

        The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation, in its sole discretion, acting reasonably, or may be waived by the Corporation, in its sole discretion, in whole or in part at any time, provided that any condition waived in whole or in part will be waived with respect to all Shares tendered. The failure by the Corporation at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

        Any waiver of a condition or the withdrawal of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Corporation is delivered or otherwise communicated to the Depositary. The Corporation, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided, to the extent required by law, notice of such waiver or withdrawal to the TSX, the NYSE and the applicable securities regulatory authorities. If the Offer is withdrawn, the Corporation shall not be obligated to take up, accept for purchase or pay for any Shares tendered under the Offer, and the Depositary will return all certificates for tendered Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were tendered.

7.     Extension and Variation of the Offer

        Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified herein shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under "Offer to Purchase — Notice". Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Date) and provide or cause to be provided notice of such extension or variation to the TSX, the NYSE and the applicable securities regulatory authorities, including the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, in writing, to the Depositary.

        We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by us, without first taking up Shares which have been tendered (and not withdrawn) before the Offer was previously scheduled to expire. If such regulatory relief is not obtained, we will not be permitted to extend the Offer in the event the Offer is undersubscribed on the original Expiration Date.

        The Corporation expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the events specified under "Offer to Purchase — Conditions of the Offer", and (ii) at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the number of Shares the Corporation may purchase or the range of prices it may pay pursuant to the Offer.

        Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement and by the filing and mailing of a notice of variation or extension, as applicable. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, CNW.

        If the Corporation varies the terms of the Offer or a change occurs in the information concerning the Offer that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer, the Corporation will extend the time during which the Offer is open to the extent required under applicable securities legislation.

8.     Taking Up and Payment for Tendered Shares

        Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable Canadian and United States securities laws, the Corporation will take up and pay for Shares properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event within the time limits required by applicable securities laws, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived. The Corporation will acquire Shares to be purchased pursuant to the Offer and title thereto under this Offer to Purchase effective from the time the Corporation takes up and pays for such Shares.

        For the purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Successfully Tendered Shares having an aggregate Purchase Price not exceeding US$175,000,000 if, as and when the Corporation gives oral notice (to be confirmed in writing) or written notice or other communication confirmed in writing to the Depositary to that effect.

        The Corporation reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any event specified under "Offer to Purchase — Conditions of the Offer" occurs, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Corporation also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

        In the event of pro-ration of Shares tendered pursuant to the Offer, the Corporation will determine the pro-ration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, the Corporation does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

        Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares, without expense to the Shareholder.

        The Corporation will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to tendering Shareholders. Under no circumstances will interest accrue or be paid by the Corporation or the Depositary on the Purchase Price of the Shares purchased by the Corporation, regardless of any delay in making such payment or otherwise.

        Tendering Shareholders will not be obligated to pay brokerage fees or commissions to the Corporation, the Dealer Managers or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Shares pursuant to the Offer. Celestica will pay all fees and expenses of the Dealer Managers (in their capacity as such) and the Depositary in connection with the Offer.

        The Depositary will act as agent of persons who have properly tendered Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Corporation and transmitting payment to such persons. Receipt by the Depositary from the Corporation of payment for such Shares will be deemed to constitute receipt of payment by persons tendering Shares.

        The settlement with each Shareholder who has tendered Shares under the Offer will be effected by the Depositary by forwarding a cheque, payable in United States funds, representing the cash payment (less any applicable withholding taxes) for such Shareholder's Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by prepaid mail to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the tendering Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

        Successfully Tendered Shares taken up and paid for by the Corporation will immediately be cancelled by the Corporation.

9.     Payment in the Event of Mail Service Interruption

        Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Corporation determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the tendered certificates for the Shares were delivered until the Corporation has determined that delivery by mail will no longer be delayed. Celestica will provide notice, in accordance with this Offer to Purchase, of any determination under this section not to mail as soon as reasonably practicable after such determination is made.

10.   Liens and Dividends

        Shares acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution, whether or not such Shareholder tenders Shares pursuant to the Offer.

        Each tendering Shareholder will represent and warrant that such Shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares and any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares with a record date on or after the date that Celestica takes up and accepts for purchase the tendered Shares and that, if the tendered Shares are taken up and accepted for purchase by Celestica, Celestica will acquire good title thereto, free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

11.   Notice

        Without limiting any other lawful means of giving notice, any notice to be given by the Corporation or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in a French language daily newspaper of general circulation in the Province of Québec and in the Wall Street Journal.

12.   Other Terms

  (a)
  No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation, the Board of Directors, the Dealer Managers or the Depositary other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation, the Board of Directors, the Dealer Managers or the Depositary.

  (b)
  The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and applicable U.S. securities laws.

  (c)
  Celestica, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

  (d)
  The Offer is not being made to, and tenders will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. However, Celestica may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Shareholders in such jurisdiction.

  (e)
  For the purposes of subsection 191(4) of the Tax Act, the "specified amount" in respect of each Share will be C$6.80.

        Neither Celestica nor the Board of Directors, in making the decision to present the Offer to Shareholders, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. We urge Shareholders to consult their own financial, legal, investment and tax advisors and make their own decision whether to tender Shares to the Offer and, if so, how many Shares to tender, and at what price or prices.

        Pursuant to Section 13(e)(1) under the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder, Celestica has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under "Issuer Bid Circular — Celestica Inc. — Additional Information" with respect to information concerning Celestica. In any jurisdiction where the securities, "Blue Sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

        The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer and the tender offer information required to be delivered to securityholders under United States securities laws applicable to Celestica with respect to the Offer. The accompanying Circular contains additional information relating to the Offer.

DATED this 29th day of October, 2012.

CELESTICA INC.

(Signed) CRAIG H. MUHLHAUSER
President and Chief Executive Officer

 ISSUER BID CIRCULAR

        This Circular is being furnished in connection with the Offer by Celestica to purchase for not more than US$175,000,000 in cash up to 25,000,000 of its Shares at a Purchase Price of not less than US$7.00 per Share and not more than US$8.00 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1.     Celestica Inc.

        Celestica delivers innovative supply chain solutions globally to customers in the communications (comprised of enterprise communications and telecommunications), consumer, computing (comprised of servers and storage), and diversified (comprised of industrial, aerospace and defense, healthcare, green technology, semiconductor equipment and other) end markets. We believe our services and solutions help our customers reduce their time-to-market and eliminate waste from their supply chains, resulting in lower product lifecycle costs, better financial returns and improved competitive advantage in their respective business environments.

        Our global operating network spans the Americas, Asia and Europe. In an effort to drive speed and flexibility for our customers, we conduct the majority of our business through centres of excellence strategically located around the world. We strive to align a network of suppliers around these centres in order to increase flexibility in our supply chain, deliver shorter overall product lead times and reduce inventory. We operate other facilities around the world with specialized supply chain management and high-mix/low-volume manufacturing capabilities to meet the specific production and product lifecycle requirements of our customers.

        Through our centers of excellence and the deployment of our Total Cost of Ownership™ strategy with our suppliers, we strive to provide our customers with the lowest total cost throughout the product lifecycle. This approach enables us to focus our capabilities on solutions that address the total cost of design, sourcing, production, delivery and after-market services for our customers' products, which drives greater levels of efficiency and improved service levels throughout our customers' supply chains.

        We offer a full range of services to our customers including design, supply chain management, manufacturing, engineering, complex mechanical and systems integration, order fulfillment, logistics and after-market services. We are focused on expanding these service offerings across our major markets with existing and new customers and on growing our business in the diversified end market. We continue to invest in assets and resources to expand our design, engineering and after-market service capabilities, while continuing to pursue higher-value opportunities with existing customers. See "— Recent Developments" below.

        Although we supply products and services to many customers, we depend upon a relatively small number of customers for a significant portion of our revenue. Revenue generated from our customers will vary from period to period depending on the success in the marketplace of our customers' products, changes in demand from our customers for the products we manufacture, and the volume and timing of new program wins, losses or follow-on business from our customers, among other factors.

        The products and services we provide can be found in a wide variety of end products, including servers; networking, wireless and telecommunications equipment; storage devices; aerospace and defense electronics, such as in-flight entertainment and guidance systems; healthcare products; smartphones; audiovisual equipment; printer supplies; peripherals; semiconductor equipment; and a range of industrial and green technology electronic equipment, including solar panels and inverters.

        Onex Corporation ("Onex") owns, directly or indirectly, all of the outstanding Multiple Voting Shares and less than 1% of the outstanding Shares. The number of Shares and Multiple Voting Shares owned by Onex, together with those Shares and Multiple Voting Shares Onex has the right to vote, represents approximately 72% of the voting interest in Celestica and less than 1% of the voting interest in our outstanding Shares. Accordingly, Onex exercises a significant influence over our business and affairs and has the power to determine all matters submitted to a vote of our Shareholders where our Shares and Multiple Voting Shares vote together as a single class. Onex has the power to elect our directors and its approval is required for significant corporate transactions such as certain amendments to our articles of incorporation, the sale of all or substantially all of our assets and plans of arrangement. The directors so elected have the authority, subject to applicable laws, to appoint or replace senior management, cause us to issue additional Shares or Multiple Voting Shares or repurchase Shares or Multiple Voting Shares, declare dividends or take other actions. Onex may make decisions regarding Celestica and our business that are opposed to other Shareholder's interests or with which they disagree. Onex's voting power could have the effect of deterring or preventing a change in control of the Corporation that might otherwise be beneficial to our other Shareholders. Under our credit agreement, it is an event of default entitling our lenders to demand repayment if Onex ceases to control Celestica unless the Shares of Celestica become widely held ("widely held" meaning that no one person owns more than 20% of the votes). Gerald W. Schwartz, the Chairman and Chief Executive Officer of Onex and one of our directors, owns shares representing the majority of the voting rights of the shares of Onex. The interests of Onex and Mr. Schwartz may differ from the interests of the remaining holders of Shares.

        Celestica was incorporated under the Business Corporations Act (Ontario) on September 27, 1996. Celestica's head office, principal place of business and registered office are located at 844 Don Mills Road, Toronto, Ontario, Canada M3C 1V7.

Recent Developments

        On September 10, 2012, Celestica announced the completion of its acquisition of D&H Manufacturing Company ("D&H"). Based in California, U.S.A., D&H provides manufacturing and engineering services, coupled with dedicated capacity and equipment for prototype and quick-turn support to some of the world's leading semiconductor capital equipment manufacturers. The purchase price was $71.4 million, net of cash acquired, which we financed from cash on hand. This acquisition did not have a significant impact on our consolidated results of operations for the third quarter of 2012. During 2010 and 2011, we completed the acquisitions of Invec Solutions Limited, Allied Panels Entwicklungs-und Produktions GmbH and the semiconductor equipment contract manufacturing operations of Brooks Automation, Inc., enhancing and adding new capabilities to our offerings and expanding our customer base.

        In June 2012, we announced the wind down of our manufacturing services for RIM. We completed substantially all of our manufacturing for RIM by September 30, 2012. During the past several quarters, our revenue from RIM ranged from 17% to 21% as a percentage of total revenue. In the third quarter of 2012, our revenue from RIM decreased to just under 10% of total revenue as we completed our manufacturing services for them. Our revenue from RIM will be minimal in the fourth quarter of 2012. We are actively pursuing new business opportunities to replace the lost revenue from RIM. Although we are managing our costs during this transition, we anticipate short-term pressure on our operating margins.

        We cannot assure the timely replacement of the RIM revenue. Our operating margins each quarter are also impacted by changes in demand from our customers, the mix of customers and the types of products or services we provide, pricing pressures, utilization of manufacturing capacity and the costs and timing of ramping new business, among other factors.

        Due to the significance of RIM as a customer and in order to improve our margin performance, we previously announced that we would take restructuring actions throughout our global network to reduce our overall cost structure. We estimated total restructuring charges of between US$40.0 million and US$50.0 million, which we expect to complete by the first half of 2013. Of this amount, we have recorded $27.3 million as of September 30, 2012.

Additional Information

        Celestica is subject to the information and reporting requirements of Canadian securities laws and the Exchange Act and the rules, policies and guidelines of the TSX and the NYSE and, in accordance therewith, files reports and other information with Canadian provincial securities regulators, the SEC, the TSX and the NYSE. As a "foreign private issuer" under the Exchange Act, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements (which are prepared in accordance with applicable Canadian securities legislation), and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

        Pursuant to Section 13(e)(1) under the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder, Celestica has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in Schedule TO.

        Shareholders may read and copy any document that the Corporation files with, or furnishes to, the SEC (including the Corporation's Schedule TO relating to the Offer) at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Shareholders may also obtain copies of such documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Corporation files or furnishes electronically with it. Shareholders may access documents filed with Canadian provincial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com.

Presentation of Financial Information

        The Corporation's consolidated financial statements are reported in United States dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of U.S. companies who generally report under U.S. GAAP. The audited consolidated financial statements of Celestica for the year ended December 31, 2011, and the unaudited interim consolidated financial statements of Celestica for the three- and nine-month periods ended September 30, 2012, are available on SEDAR at www.sedar.com and on www.sec.gov and will be sent to a Shareholder without charge upon request to the Corporation at 844 Don Mills Road, Toronto, Ontario, Canada M3C 1V7 Attention: Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary.

2.     Authorized Capital

        Celestica's authorized capital consists of an unlimited number of Shares, an unlimited number of Multiple Voting Shares, and an unlimited number of preferred shares, issuable in series. As at October 25, 2012, 186,205,220 Shares, 18,946,368 Multiple Voting Shares and no preferred shares were issued and outstanding.

Voting Rights

        The Shareholders and holders of Multiple Voting Shares are entitled to notice of and to attend all meetings of Celestica shareholders and to vote at all such meetings together as a single class, except in respect of matters where only the holders of shares of one class or series of shares are entitled to vote separately pursuant to applicable law. The Shares carry one vote per share and the Multiple Voting Shares carry 25 votes per share. Generally, all matters to be voted on by Celestica shareholders must be approved by a simple majority (or, in the case of election of directors, by a plurality, and in the case of an amalgamation or amendments to the articles of Celestica, by a two-thirds majority) of the votes cast in respect of Shares and Multiple Voting Shares held by persons present in person or by proxy, voting together as a single class. The holders of Multiple Voting Shares are entitled to one vote per share held at meetings of holders of Multiple Voting Shares at which they are entitled to vote separately as a class. The Shareholders are entitled to one vote per share held at meetings of Shareholders at which they are entitled to vote separately as a class.

Dividends

        The Shares and the Multiple Voting Shares are entitled to share rateably, as a single class, in any dividends declared by Celestica's Board of Directors, subject to any preferential rights of any outstanding preference shares in respect of the payment of dividends. Dividends consisting of Shares and Multiple Voting Shares may be paid only as follows: (i) Shares may be paid only to Shareholders, and Multiple Voting Shares may be paid only to holders of Multiple Voting Shares, and (ii) proportionally with respect to each outstanding Share and Multiple Voting Share.

Conversion

        Each Multiple Voting Share is convertible at any time at the option of its holder into one Share.

        Multiple Voting Shares will be converted automatically into Shares upon any transfer thereof, except (i) a transfer to Onex or any affiliate of Onex, or (ii) a transfer of 100% of the outstanding Multiple Voting Shares to a purchaser who also has offered to purchase all of the outstanding Shares for a per share consideration identical to, and otherwise on the same terms as, that offered for the Multiple Voting Shares, and the Multiple Voting Shares held by such purchaser thereafter shall be subject to the provisions relating to conversion as if all references to Onex were references to such purchaser. In addition, if (i) any holder of any Multiple Voting Shares ceases to be an affiliate of Onex, or (ii) Onex and its affiliates cease to have the right, in all cases, to exercise the votes attached to, or to direct the voting of, any of the Multiple Voting Shares held by Onex and its affiliates, such Multiple Voting Shares shall convert automatically into Shares on a one-for-one basis. For these purposes, (i) "Onex" includes any successor corporation resulting from an amalgamation, merger, arrangement, sale of all or substantially all of its assets, or other business combination or reorganization involving Onex, provided that such successor corporation beneficially owns directly or indirectly all Multiple Voting Shares beneficially owned directly or indirectly by Onex immediately prior to such transaction and is controlled by the same person or persons as controlled Onex prior to the consummation of such transaction, (ii) a corporation shall be deemed to be a subsidiary of another corporation if, but only if (a) it is controlled by that other, or that other and one or more corporations each of which is controlled by that other, or two or more corporations each of which is controlled by that other, or (b) it is a subsidiary of a corporation that is that other's subsidiary; (iii) "affiliate" means a subsidiary of Onex or a corporation controlled by the same person or company that controls Onex, and (iv) "control" means beneficial ownership of, or control or direction over, securities carrying more than 50% of the votes that may be cast to elect directors if those votes, if cast, could elect more than 50% of the directors. For these purposes, a person is deemed to beneficially own any security which is beneficially owned by a corporation controlled by such person.

        In addition, if at any time the number of outstanding Multiple Voting Shares shall represent less than 5% of the aggregate number of the outstanding Multiple Voting Shares and Shares, all of the outstanding Multiple Voting Shares shall be automatically converted at such time into Shares on a one-for-one basis.

        Onex and Celestica have entered into an agreement with Computershare Trust Company of Canada, as trustee for the benefit of the Shareholders, that has the effect of preventing transactions that otherwise would deprive the Shareholders of rights under applicable provincial takeover bid legislation to which they would have been entitled in the event of a takeover bid for the Multiple Voting Shares if the Multiple Voting Shares had been Shares.

Modification, Subdivision and Consolidation

        Any modification to the provisions attaching to either the Shares or the Multiple Voting Shares requires the separate affirmative vote of two-thirds of the votes cast by the Shareholders and holders of the Multiple Voting Shares, respectively, voting as separate classes. Celestica may not subdivide or consolidate the Shares or the Multiple Voting Shares without at the same time proportionally subdividing or consolidating the shares of the other class.

Creation of Other Voting Shares

        Celestica may not create any class or series of shares, or issue any shares of any class or series (other than Shares) having the right to vote generally on all matters that may be submitted to a vote of Celestica shareholders (except matters for which applicable law requires the approval of holders of another class or series of shares voting separately as a class or series) without the separate affirmative vote of two-thirds of the votes cast by the Shareholders and holders of the Multiple Voting Shares, respectively, voting as separate classes.

Rights on Dissolution

        With respect to a distribution of assets in the event of a liquidation, dissolution or winding up of Celestica, whether voluntary or involuntary, or any other distribution of the assets of Celestica for the purposes of winding up its affairs, Shareholders and holders of Multiple Voting Shares will share rateably as a single class in assets available for distribution to Shareholders and holders of Multiple Voting Shares after payment in full of the amounts required to be paid to holders of preference shares, if any.

Other Rights

        Neither the Shares nor the Multiple Voting Shares are redeemable nor do the holders of such shares have pre-emptive rights to purchase additional shares.

3.     Purpose and Effect of the Offer

        Following the completion of a normal course issuer bid in 2010 and the substantial completion of the normal course issuer bid announced on February 7, 2012, Celestica's management and Board of Directors continue to believe that the trading price of the Shares is not fully reflective of the value of the Corporation's business and future prospects. Celestica's management and Board of Directors also believe the purchase of Shares under the Offer represents an attractive investment to the Corporation and an equitable and efficient means of providing value to Shareholders. Celestica also believes that the purchase of Shares under the Offer represents an equitable and efficient means of distributing an aggregate of up to US$175,000,000 in cash to Shareholders who elect to tender while at the same time proportionately increasing the equity interest in the Corporation of Shareholders who do not elect to tender and that the Offer is in the best interests of the Corporation and its Shareholders. Upon the completion of the Offer, non-tendering Shareholders will realize a proportionate increase in their relative ownership interest in Celestica and thus in its future profits or losses and assets, subject to Celestica's right to issue additional Shares and other equity securities in the future. The amount of Celestica's future cash assets will be reduced and/or its liabilities increased by the amount paid and expenses incurred in connection with the Offer. The Offer is not expected to preclude Celestica from pursuing its foreseeable business opportunities or the future growth of Celestica's business. After giving effect to the Offer, Celestica expects to have sufficient financial resources and working capital to conduct its ongoing business and operations.

        Shares acquired by the Corporation pursuant to the Offer will be cancelled.

        As at October 25, 2012, 186,205,220 Shares and 18,946,368 Multiple Voting Shares were issued and outstanding. Accordingly, the Shares represented an approximate 90.76% equity interest in the Corporation and the Multiple Voting Shares represented an approximate 9.24% equity interest in the Corporation. The Shares also represented approximately 28.22% of the aggregate voting rights attached to Celestica's shares and the Multiple Voting Shares represented approximately 71.78% of the aggregate voting rights attached to Celestica's shares. The Offer is for a maximum of approximately 13.43% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer) and a maximum of approximately 11.75% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$8.00 (being the maximum Purchase Price under the Offer). If all Multiple Voting Shares were converted to Shares, the Offer would be for approximately 12.19% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer), and for approximately 10.66% if the Purchase Price is determined to be US$8.00 (being the maximum Purchase Price under the Offer). To the knowledge of the Corporation, after reasonable inquiry, no holder of Multiple Voting Shares will be converting Multiple Voting Shares into Shares to tender pursuant to the Offer. If the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer) and the Corporation purchases the maximum number of Shares, the remaining issued and outstanding Shares will represent an approximate 89.48% equity interest in the Corporation (10.52% for the Multiple Voting Shares) and represent approximately 25.39% of the aggregate voting rights attached to Celestica's shares (74.61% for the Multiple Voting Shares), assuming no Multiple Voting Shares are converted to Shares and tendered to the Offer. Onex owns, directly or indirectly, all of the outstanding Multiple Voting Shares. Accordingly, if the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer) and the Corporation purchases the maximum number of Shares, the Multiple Voting Shares will represent approximately 74.61% of the aggregate voting rights attached to Celestica's shares, as compared to 71.78% prior to the Offer.

        Applicable Canadian securities laws generally prohibit the Corporation, its controlling shareholder and persons or companies acting jointly or in concert with the Corporation controlling shareholder from acquiring or offering to acquire beneficial ownership of any Shares, other than pursuant to the Offer, from the period from the expiry of the Offer and ending on the 20th business day after that, except, in the case of acquisitions during the period following the Expiration Date, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law. Rule 13e-4(f) and Rule 14e-5 of the Exchange Act prohibit the Corporation and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

        Accordingly, Celestica will not be purchasing any Shares pursuant to the Corporation's normal course issuer bid announced on February 7, 2012 during the Offer (nor will a trustee, acting on behalf of Celestica, purchase any Shares pursuant to the Corporation's normal course issuer bid during the Offer) and Celestica does not intend to purchase any further such Shares for cancellation. Celestica does intend to purchase Shares in the open market through a trustee to satisfy the delivery of Shares under the Corporation's equity-based compensation plans, but not until 10 business days after the Expiration Date or date of termination of the Offer. It is Celestica's current intention to approve an automatic share purchase plan (the "ASPP") with the trustee of its equity-based compensation plans for the trustee, subject to applicable laws, to acquire approximately 2,000,000 Shares subsequent to 10 business days following the Expiration Date to satisfy outstanding Share unit awards of the Corporation. It is anticipated that the ASPP will provide for the irrevocable purchase of such Shares at prices that are no higher than the market price of the Shares at the time of acquisition.

        Celestica may, subject to applicable law, in the future purchase additional Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions.

Background to the Offer

        Following the completion of a normal course issuer bid in 2010 and the substantial completion of the normal course issuer bid announced on February 7, 2012, Celestica's management and Board of Directors continue to believe that the trading price of the Shares is not fully reflective of the value of the Corporation's business and future prospects. Celestica's management and Board of Directors also believe the purchase of Shares under the Offer represents an attractive investment to the Corporation and an equitable and efficient means of providing value to its Shareholders.

        For the reasons described above and for the reasons set out below, the Board of Directors determined that it would be in the best interests of the Corporation and its Shareholders to proceed with an issuer bid. The Offer was approved by the Board of Directors on October 22, 2012. In considering whether the Offer would be in the best interest of the Corporation and its Shareholders, the Board of Directors gave careful consideration to a number of factors, including, without limitation, the following:

  (a)
  the positive impact that the purchase of Shares having an aggregate Purchase Price not exceeding US$175,000,000 would have on the Corporation's earnings calculated on a per Share basis as well as on the return on equity on the Shares;

  (b)
  after giving effect to the Offer, Celestica will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude Celestica from pursuing its foreseeable business opportunities or the future growth of the Corporation's business;

  (c)
  the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Corporation, should they desire liquidity, in quantities which might not otherwise be available in the market and without incurring brokerage commissions which might otherwise be payable on a sale of their Shares in a transaction on the TSX and the NYSE;

  (d)
  tendering Shares under the Offer is optional and available to all Shareholders and, therefore, each Shareholder is free to accept or reject the Offer;

  (e)
  Shareholders wishing to tender Shares may do so pursuant to Auction Tenders or Purchase Price Tenders;

  (f)
  the Offer is not conditional upon any minimum number of Shares being tendered;

  (g)
  Shareholders who do not tender their Shares to the Offer will realize a proportionate increase in their equity interest in the Corporation to the extent Shares are purchased by the Corporation pursuant to the Offer;

  (h)
  the advice of the Dealer Managers, in respect of the Offer, including an opinion from Scotia Capital Inc. regarding the liquidity of the market for the Shares after completion of the Offer; and

  (i)
  it is reasonable to conclude that, following the completion of the Offer, there would be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

        The foregoing summary of the factors considered by the Board of Directors is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its determination to proceed with the Offer, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion.

        The Board of Directors has approved the terms of the Offer, the pricing of the Offer and the forms of the Offer to Purchase, this Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Approval of the Offer was subject to final approval as to pricing and other terms by the President and Chief Executive Officer of the Corporation pursuant to authority delegated by the Board of Directors. The President and Chief Executive Officer of the Corporation, based on advice from the Dealer Managers, determined the specific price range for the Offer on October 26, 2012.

        Notwithstanding the foregoing considerations, before making any decision to tender or not tender Shares to the Offer, Shareholders should carefully consider the risks associated with the Corporation's business, including the risks described under the heading "Risk Factors" in the Corporation's annual report on Form 20-F for the year ended December 31, 2011 as filed on SEDAR and with the SEC on March 22, 2012.

        None of Celestica, the Board of Directors, the Dealer Managers or the Depositary makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Liquidity of Market

        As at October 25, 2012, there were 186,205,220 Shares issued and outstanding, of which 184,057,462 Shares comprise the public float, which excludes Shares beneficially owned, or over which control or direction is exercised, by "related parties" of the Corporation and Shares that are not "freely tradeable" (each as defined in MI 61-101) (the "public float"). The maximum number of Shares that the Corporation is offering to purchase pursuant to the Offer, if the Purchase Price is determined to be US$7.00 (being the minimum Purchase Price under the Offer), represents approximately 13.43% of the Shares outstanding on that date. If the Corporation purchases such maximum number of Shares, there will be approximately 161,205,220 Shares outstanding. As of October 25, 2012, there were also 18,946,368 Multiple Voting Shares issued and outstanding.

        The Corporation is relying on the liquid market exemption from the valuation requirement applicable to the Offer pursuant to Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions ("MI 61-101") adopted by the Ontario Securities Commission and the Autorité des marchés financiers (Québec).

        The Corporation has determined that there is a liquid market in the Shares because:

  (a)
  there is a published market for the Shares, namely the TSX and the NYSE;

  (b)
  during the 12-month period before October 23, 2012 (the date the Offer was announced):

  (i)
  the number of issued and outstanding Shares was at all times at least 5,000,000, excluding Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, by related parties and Shares that were not freely tradeable;

  (ii)
  the aggregate trading volume of the Shares on the TSX, being the published market on which the Shares are principally traded, was at least 1,000,000 Shares;

  (iii)
  there were at least 1,000 trades in Shares on the TSX; and

  (iv)
  the aggregate trading value based on the price of the trades referred to in clause (iii) was at least C$15,000,000; and

  (c)
  the market value of the Shares on the TSX, as determined in accordance with applicable rules, was at least C$75,000,000 for September 2012, being the calendar month preceding the calendar month in which the Offer was publicly announced.

        The Board of Directors also believes that it is reasonable to conclude that, following completion of the Offer, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

        In making their determination, the Board of Directors considered many factors, including without limitation:

  (a)
  the extent by which the trading volume, number of trades and aggregate trading value during the 12 month period preceding the Offer, the size of the public float and the market value of the Shares, exceeds the minimum objective liquid market requirements pursuant to MI 61-101; and

  (b)
  the number of Shares to be acquired in relation to the public float, the trading volumes of and the number of trades in the Shares on the TSX, the value of trades on the TSX and the market value of the Shares, in the 12 months preceding the Offer.

        Accordingly, the Corporation is exempted from the valuation requirements of the securities regulatory authorities in Canada applicable to issuer bids generally in connection with the Offer. Despite the fact that the Board of Directors is of the view that both as of the date hereof and following the taking up of Shares pursuant to the Offer, there is and will continue to be a liquid market for the Shares and that there is no legal requirement to obtain a liquidity opinion, the Corporation has, on a voluntary basis, obtained such a liquidity opinion. Scotia Capital Inc. has provided an opinion to the Board of Directors to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of October 26, 2012 and that it is reasonable to conclude that, on completion of the Offer in accordance with its terms, there will be a market for Shareholders who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. Scotia Capital Inc. has been engaged to act as a Dealer Manager in connection with the Offer and will receive fees for such services. See "Issuer Bid Circular — Fees and Expenses". In addition, Scotia Capital Inc. has provided various financial advisory services to the Corporation in connection with transactions unrelated to the Offer and an affiliate of Scotia Capital Inc. is a lender to the Corporation under the Corporation's existing revolving credit facility. See "Issuer Bid Circular — Source of Funds". Scotia Capital Inc. acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Corporation, including the Shares, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Scotia Capital Inc. conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Corporation. Accordingly, Scotia Capital Inc. is not independent of the Corporation in connection with the Offer for purposes of MI 61-101. A copy of the liquidity opinion of Scotia Capital Inc. is attached hereto as Schedule A. This summary of the opinion of Scotia Capital Inc. is qualified in its entirety by reference thereto.

Additional Securities Law Considerations

        Celestica is a reporting issuer (or the equivalent thereof) in each of the provinces and territories of Canada, and the Shares are listed on the TSX. Celestica believes that the purchase of Shares pursuant to the Offer will not result in: (i) Celestica ceasing to be a reporting issuer in any jurisdiction in Canada, or (ii) the Shares being delisted from the TSX.

        The Shares are also registered under Section 12(b) of the Exchange Act and are traded on the NYSE. Celestica believes that the purchase of Shares pursuant to the Offer will not result in: (i) the Shares becoming eligible for deregistration under Section 12(b) of the Exchange Act, or (ii) the Shares being delisted from the NYSE.

        The Shares are currently "margin securities" under the rules of the U. S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Celestica believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board's margin regulations.

4.     Withdrawal Rights

        The withdrawal rights of Shareholders are described under "Offer to Purchase — Withdrawal Rights" and are incorporated into and form part of this Circular.

5.     Price Range and Trading Volume of the Shares

        The outstanding Shares are listed on the TSX under the trading symbol 'CLS'. The following table sets forth the price range and trading volume of the Shares as reported by the TSX for the two-year period preceding the date hereof:

Month	High Price (C$)	Low Price (C$)	Volume
2010
Fourth Quarter
October	9.28	8.15	12,416,734
November	9.44	8.59	19,391,854
December	10.31	8.96	11,460,483
2011
First Quarter
January	10.11	9.18	13,397,869
February	12.27	9.87	27,502,024
March	11.79	10.02	16,988,490
Second Quarter
April	10.82	9.87	13,469,544
May	10.67	9.56	15,012,271
June	10.00	7.72	30,577,371
Third Quarter
July	9.26	7.65	15,253,359
August	8.39	7.12	18,182,044
September	8.45	7.20	12,799,882
Fourth Quarter
October	8.88	7.20	12,263,966
November	8.99	7.71	9,186,619
December	8.47	7.34	8,541,882

Month	High Price (C$)	Low Price (C$)	Volume
2012
First Quarter
January	8.60	7.52	12,499,248
February	9.66	8.29	20,014,191
March	10.26	9.01	15,808,160
Second Quarter
April	9.68	8.30	13,185,856
May	8.97	7.34	22,214,611
June	7.94	7.07	14,657,008
Third Quarter
July	8.05	7.12	19,823,227
August	7.99	7.23	6,543,106
September	7.91	6.75	8,428,919
Fourth Quarter
October 1 - 22	7.25	6.61	6,349,066

        The outstanding Shares are also listed on the NYSE under the trading symbol 'CLS'. The following table sets forth the price range and trading volume of the Shares as reported by the NYSE for the two-year period preceding the date hereof:

Month	High Price (US$)	Low Price (US$)	Volume
2010
Fourth Quarter
October	8.99	7.96	11,618,667
November	9.42	8.45	12,915,682
December	10.13	8.80	13,834,684
2011
First Quarter
January	10.19	9.19	12,908,373
February	12.48	9.92	20,466,928
March	12.12	10.24	15,821,923
Second Quarter
April	11.41	10.24	10,130,903
May	11.23	9.75	8,804,933
June	10.31	7.87	16,143,398
Third Quarter
July	9.76	7.96	15,705,668
August	8.94	7.20	35,454,016
September	8.65	6.95	17,669,928
Fourth Quarter
October	8.94	6.79	19,741,030
November	8.87	7.54	11,624,405
December	8.35	7.09	10,323,438

Month	High Price (US$)	Low Price (US$)	Volume
2012
First Quarter
January	8.58	7.46	15,592,250
February	9.75	8.33	17,149,083
March	10.34	8.98	12,523,452
Second Quarter
April	9.78	8.36	12,072,212
May	9.10	7.13	16,097,883
June	7.76	6.87	11,207,583
Third Quarter
July	8.02	6.98	6,632,173
August	8.07	7.18	6,326,242
September	8.16	6.84	5,274,688
Fourth Quarter
October 1 - 22	7.32	6.74	3,206,380

        On October 22, 2012, the last full trading day prior to the date of the announcement of the approval by the Board of Directors to conduct the Offer, the closing price of the Shares on the TSX was C$7.08 per Share and on the NYSE was US$7.13 per Share. Shareholders are urged to obtain current market quotations for the Shares.

6.     Dividend Policy

        Celestica has not paid any dividends since its inception. Any decision to pay dividends in the future will be made by the Board of Directors and will depend on, among other things, the Corporation's financial condition, current and anticipated cash needs, and operational requirements.

7.     Previous Purchases and Sales

        Except for the purchase of Shares pursuant to its normal course issuer bid described below, and excluding securities purchased or sold pursuant to the exercise of employee stock options or in connection with security-based compensation arrangements, no securities of the Corporation have been purchased or sold by the Corporation during the 12 months preceding the date of the Offer.

        Celestica received approval from the TSX to commence a normal course issuer bid on February 9, 2012 for up to 16,210,950 Shares, which bid will expire on February 8, 2013 (or earlier if the number of Shares approved for purchase has been reached). Since February 9, 2012, Celestica has purchased 13,336,381 Shares at a volume-weighted average price of US$8.52 under this normal course issuer bid. Celestica will not be purchasing any Shares pursuant to its normal course issuer bid during the Offer (nor will a trustee, acting on behalf of Celestica, purchase any Shares pursuant to the Corporation's normal course issuer bid during the Offer) and Celestica does not intend to purchase any further such Shares for cancellation. Celestica does intend to purchase Shares in the open market through a trustee to satisfy the delivery of Shares under the Corporation's equity-based compensation plans, but not until 10 business days after the Expiration Date or date of termination of the Offer. Shares purchased by the Corporation pursuant to its normal course issuer bid were purchased at the prevailing market price at the time of purchase, at prices ranging from C$7.22 to C$10.03. Since February 9, 2012, 417,612 Shares have also been purchased in the open market by a trustee to satisfy the delivery of Shares under the Corporation's equity-based compensation plans, which Share purchases reduce the number of Shares the Corporation is permitted to repurchase for cancellation under its normal course issuer bid.

        To the knowledge of the Corporation, after reasonable inquiry, none of the Corporation or any of its directors, executive officers, affiliates, subsidiaries or its controlling person or any directors or executive officers of the Corporation's subsidiaries or of the controlling person have effected any transactions involving Shares during the 60 days prior to October 29, 2012, except as described below.

        Celestica made the following purchases of Shares under the normal course issuer bid at the average prices per Share per day indicated in the table below during the 60 days prior to October 29, 2012.

Number of Shares Purchased/Average Purchase Price Per Day
Date of Purchase	From TSX (C$)	From Other Canadian Market (C$)	From Other U.S. Market (US$)
August 28, 2012	31,100/7.73	48,900/7.75	0/NA
August 29, 2012	28,500/7.75	51,500/7.75	0/NA
August 30, 2012	24,800/7.72	55,200/7.71	0/NA
August 31, 2012	24,200/7.73	55,800/7.73	0/NA
September 4, 2012	21,500/7.53	58,500/7.53	0/NA
September 5, 2012	28,800/7.51	51,200/7.50	0/NA
September 6, 2012	31,600/7.47	48,400/7.47	0/NA
September 7, 2012	36,300/7.43	63,700/7.44	0/NA
September 10, 2012	33,100/7.52	66,900/7.52	0/NA
September 11, 2012	24,600/7.70	75,400/7.70	0/NA
September 12, 2012	38,200/7.74	61,800/7.72	0/NA
September 13, 2012	33,600/7.71	66,400/7.71	0/NA
September 14, 2012	40,400/7.82	59,600/7.83	0/NA

        Under Celestica's Directors' Share Compensation Plan (2008), non-employee and non-Onex directors are entitled to elect to be paid either 50% or 100% of the annual retainer fees and meeting fees in deferred share units ("DSUs"), each entitling such directors to receive a Share or a cash payment equal to a Share. The table below indicates the number of DSUs granted by Celestica to each of the directors listed below during the 60 days prior to October 29, 2012 and the closing price on the NYSE on the day preceding the date of grant.

Date of Grant	Name of Director	Number of DSUs	Share Price (US$)
October 1, 2012	William A. Etherington	11,555	7.14
October 1, 2012	Dan DiMaggio	7,528	7.14
October 1, 2012	Laurette Koellner	6,215	7.14
October 1, 2012	Joseph M. Natale	7,178	7.14
October 1, 2012	Eamon J. Ryan	7,528	7.14
October 1, 2012	Michael Wilson	7,528	7.14

        Under Celestica's Long-Term Incentive Plan (the "LTIP"), eligible participants may be allocated performance units in the form of restricted share units ("RSUs"), which represent the right to receive an equivalent number of Shares at a specified release date. The table below indicates the number of RSUs granted by Celestica to each of the executive officers listed below during the 60 days prior to October 29, 2012 and the closing prices on the TSX (for Mr. McCaughey and Mr. Andrade) and NYSE (for Mr. Jankovic) on the day preceding the date of grant.

Date of Grant	Name of Executive Officer	Number of RSUs	Share Price
September 5, 2012	Michael McCaughey	13,055		C$7.53
September 5, 2012	Michael Andrade	13,055		C$7.53
September 5, 2012	Walter Jankovic	7,833	US$	7.66

8.     Previous Distributions

        Except as described below, Shares have not been distributed to the public during the five years preceding the date of the Offer.

LTIP

        Under the LTIP, eligible participants may be granted stock options. The exercise price for stock options issued under the LTIP is the closing price for the Shares on the last trading day prior to the grant date. The TSX closing price is use for Canadian employees and the NYSE closing price is used for all other employees. The table below indicates the number of Shares issued by the Corporation during the periods indicated upon the exercise of stock options pursuant to its LTIP, the weighted average price per Share and the aggregate gross proceeds received by the Corporation:

Period	Number of Shares Issued	Average Price per Share (C$)	Aggregate Proceeds Received by Celestica (C$)
2007	0	0	0
2008	213,679	$8.26	1,765,882.82
2009	293,860	$6.38	1,875,322.77
2010	766,720	$6.19	4,746,337.18
2011	1,918,300	$6.09	11,681,273.31
2012 (to October 22)	1,170,885	$6.15	7,198,483.44

        Under the LTIP, eligible participants may also be allocated performance units in the form of RSUs, which represent the right to receive an equivalent number of Shares at a specified release date. The table below indicates the number of Shares issued by the Corporation during the periods indicated in respect of RSUs and PSU settled for equity pursuant to its LTIP, the weighted average price per Share and the aggregate gross proceeds received by the Corporation:

Period	Number of Shares Issued	Average Price per Share (C$)	Aggregate Proceeds Received by Celestica (C$)
2007	315,500	7.27	—
2008	56,651	8.31	—
2009	0	0.00	—
2010	815	10.97	—
2011	312,922	11.00	—
2012 (to October 22)	798,072	8.52	—

Acquired Plans

        The Corporation assumed option plans in connection with its acquisitions of International Manufacturing Services Inc. (the "IMS Plan") and Manufacturers' Services Limited (the "MSL Plan") under which eligible employees and directors could be granted options to purchase the Shares. The table below indicates the number of Shares issued by the Corporation during the periods indicated upon the exercise of stock options pursuant to the IMS Plan and MSL Plan, the average price per Share and the aggregate proceeds received by the Corporation:

Period	Number of Shares Issued	Average Price per Share (C$)	Aggregate Proceeds Received by Celestica (C$)
2007	6,500	3.33	21,660.00
2008	35,167	6.04	212,411.25
2009	0	0	0
2010	0	0	0
2011	9,000	10.12	91,087.50
2012 (to October 22)	0	0	0

Share Purchase and Option Plans

        The Corporation's D2D Employee Share Purchase and Option Plan (the "D2D Plan") was assumed by the Corporation in connection with the acquisition of a company in 1998. There are no options currently outstanding under the D2D Plan and no Shares have been issued under the share purchase part of the D2D Plan since 1998. The Corporation's 1998 U.S. Executive Share Purchase and Option Plan (the "1998 U.S. Plan") was in effect prior to the Corporation's initial public offering in 1998. There are no options currently outstanding under the 1998 U.S. Plan and no Shares are issuable from treasury pursuant to the share purchase part of the 1998 U.S. Plan.

Control Person Distributions

        On October 14, 2009, Onex and certain of its affiliates completed a secondary offering of 11,000,000 Shares, which were sold for C$10.30 per Share under a short form prospectus of the Corporation. The Corporation did not receive any proceeds from the offering.

9.     Ownership of Securities of the Corporation

        The following table indicates, as at October 25, 2012, the number of securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and officer of the Corporation and, to the knowledge of the Corporation, after reasonable inquiry, each associate or affiliate of an insider of the Corporation, each associate or affiliate of the Corporation, any other insider of the Corporation or person or company acting jointly or in concert with the Corporation (collectively, the "Disclosable Persons") and, to the knowledge of the Corporation, any beneficial owner of a 10% or more equity interest of any class of securities, as well as the percentage of issued and outstanding securities of each class so owned. Unless otherwise noted, the address of each of the directors and officers of Celestica named below is: 844 Don Mills Road Toronto, Ontario, Canada M3C 1V7. The address of each of the directors and officers of Onex named below, Onex, and Gerald W. Schwartz is: c/o Onex Corporation, 161 Bay Street, P.O. Box 700, Toronto, Ontario, Canada M5J 2S1:

Name	Relationship with Celestica	No. of Shares		No. of Multiple Voting Shares	No. of Options		No. of RSUs(1)	No. of PSUs(2)	No. of DSUs(3)
William A. Etherington	Chairman of the Board and Director	10,000 (0.01%	)	—	10,000 (0.15%	)	—	—	217,180
Craig H. Muhlhauser	Director, President and Chief Executive Officer	765,512 (0.41%	)	—	1,832,918 (27.05%	)	407,883	1,012,798	—
Dan DiMaggio	Director	—		—	—		—	—	82,567
Laurette Koellner	Director	—		—	—		—	—	102,358
Joseph M. Natale	Director	—		—	—		—	—	44,327
Eamon J. Ryan	Director	—		—	—		—	—	140,054
Michael Wilson	Director	—		—	—		—	—	53,572

Name	Relationship with Celestica	No. of Shares		No. of Multiple Voting Shares		No. of Options		No. of RSUs(1)	No. of PSUs(2)	No. of DSUs(3)
Gerald W. Schwartz(4)	Director, and Director and Officer of 10% holder	669,257 (0.36%	)	18,946,368 (100%	)	—		—	—	—
Paul Nicoletti	Executive Vice President and Chief Financial Officer	148,482 (0.08%	)	—		751,756 (11.09%	)	168,238	380,808	—
Elizabeth L. DelBianco	Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary	111,689 (0.06%	)	—		531,766 (7.85%	)	126,019	310,232	—
Mary Gendron	Senior Vice President and Chief Information Officer	—		—		335,689 (4.95%	)	64,287	160,344	—
Glen McIntosh	Executive Vice President, Global Operations	35,458 (0.02%	)	—		116,257 (1.72%	)	88,145	137,990	—
Michael McCaughey	Executive Vice President, Communications, Enterprise & Managed Services	50,000 (0.03%	)	—		190,515 (2.81%	)	82,214	168,870	—
Michael Andrade	Executive Vice President, Diversified Markets	41,858 (0.02%	)	—		243,649 (3.60%	)	76,906	159,156	—
Onex Corporation(5)	10% holder	548,600 (0.29%	)	18,946,368 (100%	)	—		—	—	97,015
Peter C. Godsoe	Director of 10% holder	—		—		—		—	—	—
Serge Gouin	Director of 10% holder	40,000 (0.02%	)	—		—		—	—	—
Arni C. Thorsteinson	Director of 10% holder	—		—		—		—	—	—
Daniel C. Casey	Director of 10% holder	—		—		—		—	—	—
Ewout R. Heersink(6)	Director and Officer of 10% holder	41,103 (0.02%	)	—		—		—	—	—
John B. McCoy	Director of 10% holder	—		—		—		—	—	—
J. Robert S. Prichard	Director of 10% holder	—		—		—		—	—	—
Heather M. Reisman	Director of 10% holder	—		—		—		—	—	—
Donald W. Lewtas	Officer of 10% holder	48,759 (0.03%	)	—		—		—	—	—
Timothy A. R. Duncanson	Officer of 10% holder	—		—		—		—	—	—
Konstantin Gilis	Officer of 10% holder	—		—		—		—	—	—
Christopher A. Govan	Officer of 10% holder	—		—		—		—	—	—
David J. Mansell	Officer of 10% holder	—		—		—		—	—	—
Seth M. Mersky	Officer of 10% holder	—		—		—		—	—	—
Anthony Munk	Officer of 10% holder	185,640 (0.10%	)	—		—		—	—	—
Andrea E. Daly	Officer of 10% holder	—		—		—		—	—	—
Christine M. Donaldson	Officer of 10% holder	—		—		—		—	—	—
MacKenzie Financial Corporation(7)	10% holder	35,863,446 (19.26%	)	—		—		—	—	—

Notes:

(1)
Restricted share units. Celestica has the right to settle the RSUs in either cash or Shares.

(2)
Performance share units at 200% of target level performance ("PSUs"). Celestica has the right to settle the PSUs in either cash or Shares, provided that such Shares may not be issued from treasury.

(3)
Deferred share units. For DSUs granted prior to January 1, 2007, Celestica may settle these share units with Shares, issued from treasury or purchased in the open market, or by cash. For DSUs granted after January 1, 2007, Celestica may only settle these share units with Shares purchased in the open market or by cash.

(4)
Includes 120,657 Shares owned by a company controlled by Mr. Schwartz and all of the Shares of Celestica beneficially owned by Onex, or in respect of which Onex exercises control or direction, of which 688,807 Shares are subject to stock options granted to

  Mr. Schwartz pursuant to certain management incentive plans of Onex and 122,428 Shares held in trust for Celestica Employee Nominee Corporation as agent for and on behalf of certain executives and employees of Celestica pursuant to certain of Celestica's employee share purchase and stock option plans. Mr. Schwartz is a director of Celestica and the Chairman of the Board and Chief Executive Officer of Onex, and owns multiple voting shares of Onex carrying the right to elect a majority of the Onex board of directors. Accordingly, Mr. Schwartz may be deemed to be the beneficial owner of the Celestica shares owned by Onex; Mr. Schwartz, however, disclaims such beneficial ownership of the Celestica shares held by Onex and Celestica Employee Nominee Corporation.

(5)
Includes 945,010 Multiple Voting Shares held by wholly-owned subsidiaries of Onex, 122,428 Shares held in trust for Celestica Employee Nominee Corporation as agent for and on behalf of employees of Celestica pursuant to Celestica's employee share purchase plan and 102,597 Shares directly or indirectly held by certain officers of Onex, which Onex or such other person has the right to vote.

(6)
Mr. Heersink holds 41,103 Shares directly through a personal holding company, and "MIP options" to acquire 125,734 Shares (or the economics associated therewith). The "MIP options" are synthetic options on the corresponding number of Multiple Voting Shares held by Onex, so that if Mr. Heersink elected to exercise the "MIP options", Onex could elect to convert the required number of Multiple Voting Shares into Shares and transfer such Shares to Mr. Heersink, or Onex could elect to settle the "MIP options" with cash.

(7)
MacKenzie Financial Corporation ("MacKenzie") is the beneficial owner of 35,863,446 Shares, representing 19.26% of the issued and outstanding Shares, but only 5.43% of the voting rights attached to all issued and outstanding voting securities of the Corporation. The number of Shares reported as owned by MacKenzie is based on the Alternative Monthly Report pursuant to section 4.5 of National Instrument 62-103 — The Early Warning System and Related Take-Over Bid and Insider Reporting Issues filed by MacKenzie with the Canadian provincial securities regulators through SEDAR on March 8, 2012. The address of MacKenzie is: 180 Queen Street West, Toronto, Ontario, Canada M5V 3K1.

10.   Acceptance of Offer and Arrangements with Shareholders

        To the knowledge of the Corporation, after reasonable inquiry, no Disclosable Person has or intends to tender Shares pursuant to the Offer.

11.   Agreements, Commitments and Understandings

        Except as set forth in the Offer, the Corporation has no commitments to purchase Shares and, to the Corporation's knowledge, after reasonable inquiry, no Disclosable Person is a party to any agreement, commitment or understanding to acquire securities of the Corporation and there are no agreements, commitments or understandings made or proposed to be made between the Corporation and a holder of any securities of the Corporation in relation to the Offer.

12.   Benefits from the Offer

        Except as described or referred to herein, no Disclosable Person will receive any direct or indirect benefit from accepting or refusing to accept the Offer.

13.   Material Changes in the Affairs of the Corporation

        Except as described or referred to herein, the Corporation does not have any plans or proposals for material changes in the affairs of the Corporation, and there have not been any material changes that have occurred since September 30, 2012, the date of the most recent consolidated financial statements of the Corporation, other than as have been publicly disclosed.

14.   Bona Fide Offers

        No bona fide prior offer that relates to the Shares or is otherwise relevant to the Offer has been received by the Corporation during the 24 months preceding October 23, 2012 (the date the Offer was announced).

15.   Prior Valuations

        To the knowledge of the directors and officers of the Corporation, after reasonable inquiry, no "prior valuation" (as defined in MI 61-101) in respect of the Corporation has been made in the 24 months before the date hereof.

16.   Accounting Treatment of the Offer

        The accounting for the Corporation's purchase of the Shares in the Offer will result in a reduction in the Corporation's share capital by an amount equal to the number of Shares purchased pursuant to the Offer multiplied by the average book value per Share. The difference between the aggregate purchase price of the Shares and the aggregate average book value of the Shares purchased will be charged to contributed surplus. In addition, all costs related to the Offer will be charged to share capital. In the event the Offer is cancelled or terminated, all costs related to the Offer will be charged to earnings.

17.   Income Tax Consequences

Certain Canadian Federal Income Tax Considerations

        Celestica has been advised by Blake, Cassels & Graydon that the following summary describes certain of the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable, as at the date hereof, to a sale of Shares pursuant to the Offer.

        This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary assumes that the Proposed Amendments will be enacted in the form currently proposed. No assurances can be given that the Proposed Amendments will be enacted as currently proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not exhaustive of all Canadian federal income tax considerations.

        This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representations with respect to Canadian federal income tax consequences to any particular Shareholder are made. Accordingly, Shareholders are urged to consult their own tax advisors with respect to their particular circumstances.

        This summary assumes that at all relevant times the Shares will be listed on a "designated stock exchange" as defined in the Tax Act (which currently includes the TSX and the NYSE).

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Shares must be expressed in Canadian dollars, including adjusted cost base and proceeds of disposition. Any amount denominated in another currency must be converted into Canadian dollars using exchange rates as determined in accordance with the Tax Act.

Residents of Canada

        This portion of the summary is applicable to a Shareholder who, at all relevant times for the purposes of the Tax Act (i) is or is deemed to be a resident of Canada, (ii) deals at arm's length with Celestica and is not affiliated with Celestica, (iii) is not exempt from tax under Part I of the Tax Act, and (iv) holds its Shares as capital property (a "Resident Shareholder"). Generally, Shares will be considered to be capital property to a Resident Shareholder provided that the Resident Shareholder does not hold the Shares in the course of carrying on a business and has not acquired the Shares in one or more transactions considered to be an adventure or concern in the nature of trade. A Resident Shareholder whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have the Shares and every other "Canadian security", as defined in the Tax Act, owned by such Resident Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Shareholders are advised to consult their own tax advisors to determine if this election is appropriate in their particular circumstances.

        This portion of the summary is not applicable to a Resident Shareholder: (i) that is a "financial institution" for the purposes of the "mark-to-market" rules, (ii) that is a "specified financial institution", (iii) an interest in which is a "tax shelter investment", or (iv) that reports its "Canadian tax results" in a currency other than Canadian dollars, as each of those terms are defined in the Tax Act. This summary is also not applicable to a Shareholder that acquired Shares pursuant to the exercise of an employee stock option and who sells such Shares pursuant to the Offer. Such Shareholders should consult their own tax advisors regarding their particular circumstances.

        A Resident Shareholder who sells a Share to Celestica pursuant to the Offer will not be deemed to have received a taxable dividend as a result of the sale provided that the paid-up capital of such Share for purposes of the Tax Act at the time of sale exceeds the amount paid by Celestica for such Share pursuant to the Offer. Counsel has been advised by Celestica that the paid-up capital of each Share for purposes of the Tax Act currently exceeds the maximum amount payable for such Share pursuant to the Offer (based on the Canadian-U.S. dollar exchange rate on the date hereof). Celestica has also advised counsel that it expects that the paid-up capital of each Share for purposes of the Tax Act will exceed the maximum amount payable for such Share at the time the Shares are sold pursuant to the Offer. Accordingly, this summary assumes that no dividend will be deemed to be received by a Resident Shareholder on the sale of a Share to Celestica pursuant to the Offer.

        The amount paid by Celestica for a Share disposed of by a Resident Shareholder under the Offer will be treated as proceeds of disposition of the Share. A Resident Shareholder will realize a capital gain (or capital loss) on the disposition of the Share equal to the amount by which the Resident Shareholder's proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Share.

        Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a "taxable capital gain") realized by it in that year. A Resident Shareholder must generally deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Shareholder in that year, and any excess may generally be applied to reduce taxable capital gains realized by the Resident Shareholder in the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances specified in the Tax Act.

        The amount of a capital loss realized on the disposition of a Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Shares. Similar rules may apply where Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

        A Resident Shareholder who is an individual (other than a trust) and has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied under the "superficial loss" rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a person affiliated with such Resident Shareholder has acquired Shares in the period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer, and such acquired Shares are owned by such Resident Shareholder or by a person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders who are individuals are urged to consult with their own tax advisors with respect to the application of the "superficial loss" rules having regard to their own circumstances.

        A Resident Shareholder that is a corporation or trust and has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied under the "stop-loss" rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a person affiliated with such Resident Shareholder has acquired Shares in the period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer, and such acquired Shares are owned by such Resident Shareholder or by a person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders that are corporations or trusts are urged to consult their own tax advisors with respect to the application of the "stop-loss" rules having regard to their own circumstances.

        A Resident Shareholder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) throughout the year may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

        A Resident Shareholder who is an individual, including a trust (other than certain specified trusts), who realizes a capital gain on the sale of Shares pursuant to the Offer may be subject to alternative minimum tax under the Tax Act. Such Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax rules in the Tax Act.

Non-Residents of Canada

        This portion of the summary is applicable to a Shareholder who, at all relevant times for purposes of the Tax Act: (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Shares in connection with carrying on a business in Canada, (iii) has not, either alone or in combination with persons with whom the Shareholder does not deal at arm's length, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of Celestica at any time within a 60-month period preceding the sale of the Shares under the Offer, and whose Shares are not otherwise deemed to be taxable Canadian property, (iv) deals at arm's length with Celestica and is not affiliated with Celestica, and (v) is not an insurer that carries on an insurance business in Canada and elsewhere (a "Non-Resident Shareholder").

        A Non-Resident Shareholder who sells a Share to Celestica pursuant to the Offer will not be deemed to have received a taxable dividend as a result of the sale provided that the paid-up capital of such Share for purposes of the Tax Act at the time of sale exceeds the amount paid by Celestica pursuant to the Offer. Counsel has been advised by Celestica that the paid-up capital of each Share for purposes of the Tax Act currently exceeds the maximum amount payable for such Share pursuant to the Offer (based on the Canadian-U.S. dollar exchange rate on the date hereof). Celestica has also advised counsel that it expects that the paid-up capital of each Share for purposes of the Tax Act will exceed the maximum amount payable for such Share at the time the Shares are sold pursuant to the Offer. Accordingly, this summary assumes that no dividend will be deemed to be received by a Non-Resident Shareholder on a sale of a Share to Celestica pursuant to the Offer.

        A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of a Share pursuant to the Offer.

Certain United States Federal Income Tax Considerations to United States Holders

        Celestica has been advised by Kaye Scholer LLP that the following is a general summary of the principal United States federal income tax consequences generally applicable to a beneficial owner of Shares that is a United States Holder (as defined below) and that tenders and sells Shares to Celestica pursuant to the Offer. This summary is based on the current provisions of the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences that are materially different from those discussed below.

        The summary applies only to United States Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code and does not purport to address all aspects of United States federal income taxation that may be relevant to particular United States Holders in light of their particular circumstances. Specifically, the summary does not address the United States federal income tax consequences to certain types of United States Holders subject to special treatment under the Code (including, but not limited to, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding the Shares as part of a hedging, integrated or conversion transaction, constructive sale or "straddle", persons that hold Shares as part of a "wash sale", persons who acquired Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, United States expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, holders whose functional currency is not the United States dollar, Non-United States Holders (as defined below), persons that own an interest in a partnership or other pass-through entity that holds Shares, and persons that have owned, or are deemed to have owned, 10% or more of the voting shares of Celestica at any time during the five-year period ending on the date on which Celestica acquires Shares pursuant to the Offer).

        This summary does not address the U.S. federal income tax consequences of the conversion or exercise of Options. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

        In addition, this summary does not discuss any aspect of United States state and local tax laws or non-United States tax laws that may be applicable to any Shareholder, or any United States federal tax considerations other than United States federal income tax considerations.

        For purposes of this summary, a "United States Holder" is (i) an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A "Non-United States Holder" means any holder of Shares that is not a United States Holder.

        The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, will generally depend on the status of the partner and the activities of the partnership. Partnerships tendering Shares and persons holding beneficial interests in Shares through a partnership are urged to consult their own tax advisors.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular United States Holder. United States Holders are urged to consult their own tax advisors as to the specific tax consequences of the Offer to them in light of their particular circumstances, including tax return reporting requirements, the applicability and effect of United States federal, state, local and any non-United States tax laws, and the effect of any proposed changes in applicable tax laws.

In General

        A United States Holder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As discussed below, the United States federal income tax consequences to a United States Holder may vary depending upon the United States Holder's particular facts and circumstances. In particular, whether the exchange is properly treated as a sale or exchange or a distribution will depend on the facts applicable to a United States Holder's particular situation. Accordingly, United States Holders should consult their own tax advisors as to the United States federal income tax consequences to them of participating in the Offer.

Treatment as a Sale or Exchange

        Under Section 302 of the Code, a transfer of Shares to Celestica by a United States Holder pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares only if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the United States Holder, (b) results in a "complete redemption" of the United States Holder's interest in Celestica, or (c) is "not essentially equivalent to a dividend" with respect to the United States Holder. These tests (the "Section 302 tests") are explained more fully below.

        If any of the Section 302 tests is satisfied, a tendering United States Holder will recognize gain or loss equal to the difference between the amount realized (generally determined as described below and before any withholding tax) by the United States Holder pursuant to the Offer and the United States Holder's basis in the Shares sold pursuant to the Offer. Subject to the discussion of the passive foreign investment company ("PFIC") rules below, the gain or loss will be a capital gain or loss, which will be a long-term capital gain or loss if the Shares have been held for more than one year. Currently, the maximum long-term capital gain rate for non-corporate United States Holders, including individual United States Holders, is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder holding more than one block of Shares (generally, those acquired at the same cost in a single transaction) can choose the basis and holding period of the stock redeemed by adequately identifying the tendered Shares. Absent such an identification, generally, the Shares earliest acquired by the United States Holder among such United States Holder's total ownership will be those considered tendered for purposes of determining such Holders basis and holding period. United States Holders holding more than one block of Shares are urged to consult their tax advisors regarding the process to adequately identify tendered Shares.

Treatment as a Distribution

        If none of the Section 302 tests is satisfied, the full amount received by the United States Holder with respect to the purchase of Shares pursuant to the Offer generally will be treated as a distribution by Celestica in respect of such United States Holder's Shares. Subject to the discussion of the PFIC rules below, this distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder's share of Celestica's current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder's gross income as ordinary income. Assuming that Celestica is not a PFIC in the current or prior taxable year and subject to certain requirements, such dividends received by non-corporate United States Holders, including individual United States Holders, are generally taxable as "qualified dividend income" at a maximum tax rate of 15%. To the extent that the amount received by a United States Holder exceeds the United States Holder's share of Celestica's current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder's tax basis in its Shares and the United States Holder's tax basis in its Shares will be reduced (but not below zero) by such excess. Any remainder will be treated as capital gain from the sale of Shares. No current loss would be recognized. Celestica has not calculated its earnings and profits under United States federal income tax principles and cannot provide United States Holders with such information. Therefore, United States Holders should expect that any distribution by Celestica with respect to the Shares will generally be treated as a dividend.

        If, with respect to a United States Holder, the tender and sale of Shares pursuant to the Offer is treated as a distribution by Celestica with respect to such United States Holder's Shares, such United States Holder's adjusted tax basis in its remaining Shares generally will be increased by such United States Holder's adjusted tax basis in the Shares tendered and sold pursuant to the Offer and will be decreased by any portion of such United States Holder's proceeds from the Offer that are treated as a tax-free return of capital. Any amount received by a corporate United States Holder that is treated as a dividend generally will not be eligible for the dividends received deduction. No assurance can be given that any of the Section 302 tests (discussed below) will be satisfied as to any particular United States Holder, and thus no assurance can be given that any particular United States Holder will not be treated as having received a dividend taxable as ordinary income.

Constructive Ownership of Shares

        In determining whether any of the Section 302 tests is satisfied, a United States Holder must take into account not only Shares actually owned by the United States Holder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a United States Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the United States Holder has an interest or that have an interest in the United States Holder, as well as any Shares the United States Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

The Section 302 Tests

        Generally, one of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. United States Holders are urged to consult their tax advisors concerning the application of the Section 302 Tests to their particular circumstances.

  (a)
  "Substantially Disproportionate" Test — The receipt of cash by a United States Holder will have the effect of a "substantially disproportionate" distribution by Celestica with respect to the United States

    Holder if the percentage of (i) the outstanding voting shares of Celestica, and (ii) the fair market value of the outstanding Shares and Multiple Voting Shares of Celestica, actually and constructively owned by the United States Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than (iii) 80% of the percentage of the outstanding voting shares of Celestica, and (iv) 80% of the fair market value of the outstanding Shares and Multiple Voting Shares of Celestica, respectively, actually and constructively owned by the United States Holder immediately before the exchange (treating Shares purchased by Celestica pursuant to the Offer as outstanding).

  (b)
  "Complete Redemption" Test — The receipt of cash by a United States Holder will be treated as a complete redemption of a United States Holder's equity interest in Celestica if either (i) all of the Shares actually and constructively owned by the United States Holder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the United States Holder are sold pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of Celestica constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code.

  (c)
  "Not Essentially Equivalent to a Dividend" Test — The receipt of cash by a United States Holder will generally be treated as "not essentially equivalent to a dividend" if the United States Holder's sale of Shares pursuant to the Offer results in a meaningful reduction of the United States Holder's proportionate interest in Celestica. Whether the receipt of cash by the United States Holder will be treated as not essentially equivalent to a dividend will depend on the United States Holder's particular facts and circumstances. However, in certain circumstances, in the case of a United States Holder holding a small minority interest in Celestica's Shares, it is possible that even a small reduction in such interest may be treated as a "meaningful reduction," and thus may satisfy the "not essentially equivalent to a dividend" test. United States Holders are urged to consult their tax advisors concerning the application of the "not essentially equivalent to a dividend" test to their particular circumstances. The IRS has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

        Under certain circumstances, it may be possible for a tendering United States Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the United States Holder but that are not purchased pursuant to the Offer. Correspondingly, a United States Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the United States Holder or by a related party whose Shares are constructively owned by the United States Holder. United States Holders are urged to consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

        If the Offer is over-subscribed, Celestica's purchase of Shares tendered may be prorated. Thus, even if all the Shares actually and constructively owned by a United States Holder are tendered, it is possible that not all of the Shares will be purchased by Celestica, which in turn may affect the United States Holder's United States federal income tax consequences, in particular, the United States Holder's ability to satisfy one of the Section 302 tests described above.

Passive Foreign Investment Company

        If Celestica is or has been classified as a PFIC during any part of a United States Holder's holding period of Shares, United States Holders would be subject to a special, adverse tax regime under which the United States federal income tax consequences of the Offer would be significantly different and less favourable than what is described above. Celestica does not believe that it is currently or has been a PFIC for United States federal income tax purposes. However, this conclusion is a factual determination made annually and thus may be subject to change based on future operations as well as the composition and valuation of Celestica's assets. Therefore, there can be no assurance that Celestica is not a PFIC.

        In general, a non-United States corporation will be a PFIC with respect to a United States Holder if, for any taxable year in which the United States Holder holds its Shares, either: (i) at least 75% of its gross income for the taxable year is passive income (the "income test"), or (ii) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, passive income includes, among other things, dividends, interest, rents or royalties (other than certain rents or royalties derived from the active conduct of trade or business), annuities, and gains from assets that produce passive income. If a non-United States corporation owns at least 25% by value of the stock of another corporation, the non-United States corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income.

        If Celestica were treated as a PFIC, a United States Holder that did not make a qualified electing fund election, if available, or a mark-to-market election, would be subject to the following special rules with respect to the Offer:

  (a)
  If a United States Holder's sale of Shares pursuant to the Offer is treated as a distribution by Celestica which is an "excess distribution," the amount of the distribution must be allocated rateably to each day of the United States Holder's holding period. Generally, "excess distributions" are any distributions to the United States Holder in respect of the Shares during a single taxable year that are greater than 125% of the average annual distributions received by the United States Holder in respect of the Shares during the three preceding taxable years or, if shorter, the United States Holder's holding period for the Shares. The amount allocated to the current taxable year and to any taxable year in the United States Holder's holding period for the Shares prior to the first year in which Celestica became a PFIC would be taxable as ordinary income. The amount allocated to each other year would be subject to tax at the highest tax rate in effect for that year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year.

  (b)
  If a United States Holder's sale of Shares pursuant to the Offer is treated as a sale or exchange of the Shares, the entire amount of any gain realized upon the sale will be treated as an "excess distribution" made in the year of sale and as a consequence will be treated as discussed above.

        United States Holders are urged to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Foreign Tax Credit

        As noted above, this summary assumes that, for Canadian tax purposes, no dividend will be deemed to be received by a Non-Resident Shareholder on a sale of a Share to Celestica pursuant to the Offer. In addition, the Corporation has been advised that a Non-Resident Shareholder will not be subject to tax under Canadian tax law in respect of any capital gain realized on the disposition of a Share pursuant to the Offer. See "Certain Canadian Federal Income Tax Considerations — Non-Residents of Canada." Therefore, the Corporation anticipates that a United States Holder that is a Non-Resident Shareholder (for Canadian income tax purposes) will not be subject to any Canadian withholding or income tax on the disposition of Shares pursuant to the Offer. If, notwithstanding the Corporation's expectations, a United States Holder is subject to Canadian withholding tax on a portion of the amounts to be paid to such holder in connection with the Offer, as a "deemed dividend" for Canadian tax purposes, the amount subject to Canadian withholding tax may be greater than the amount of gain actually recognized by such holder for U.S. federal income tax purposes. The ability of a U.S. Holder to claim a foreign tax credit with respect to any Canadian taxes withheld on amounts received pursuant to the Offer would be subject to complex limitations, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In general, for United States foreign tax credit limitation purposes, amounts that are treated as dividends paid by Celestica will be treated as foreign source income, but amounts received by a United States Holder that are treated as capital gains generally will be treated as income from sources within the United States. Capital gain from the sale of Shares pursuant to the Offer should, however, be treated as a foreign source income, if the United States Holder elects to apply, and be subject to, special rules under Code Section 865(h). Accordingly, the ability of a U.S. Holder to obtain a foreign tax credit in respect of such amounts may require that such U.S. Holder make an election pursuant to the Canada-United States Income Tax Convention (1980) as amended and the Code pursuant to which such gains would be treated as foreign source income for U. S. tax purposes. The application of this election in connection with the Offer is subject to uncertainty.

        Even if a U.S. Holder makes such an election, the ability of such holder to obtain a foreign tax credit with respect to Canadian taxes withheld in connection with the Offer will remain subject to a number of complex limitations provided in the Code and Treasury Regulations. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividend income with respect to the Offer generally will constitute "passive category income", and gains that are treated as foreign source income for U.S. tax purposes, pursuant to the election referred to above, are treated as being in a separate category of income. The rules governing the foreign tax credit are complex. United States Holders are urged to consult their United States tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding

        Proceeds from the sale of Shares pursuant to the Offer may be subject to information reporting to the IRS. A United States Holder may be subject to backup withholding tax (currently at a rate of 28%) with respect to payments made to it unless the United States Holder provides an accurate taxpayer identification number and certifies, among other things, that such number is correct. Backup withholding is not an additional tax. The amount of any backup withholding collected will be allowed as a refund or credit against the United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

18.   Legal Matters and Regulatory Approvals

        Celestica is not aware of any license or regulatory permit that is material to the Corporation's business that might be adversely affected by the Corporation's acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. Celestica cannot predict whether it may determine that it must delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation's business.

        We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by us, without first taking up Shares which have been tendered (and not withdrawn) before the Offer was previously scheduled to expire. See "Offer to Purchase — Conditions of the Offer".

        The Corporation's obligations under the Offer to take up and pay for Shares are subject to certain other conditions. See "Offer to Purchase — Conditions of the Offer".

19.   Source of Funds

        The Corporation will fund any purchases of Shares pursuant to the Offer (to a maximum aggregate amount of US$175,000,000) from available cash on hand and cash drawn from the Corporation's existing revolving credit facility.

        The Corporation has a US$400.0 million revolving credit facility pursuant to an amended and restated revolving term credit agreement dated as of January 14, 2011 (the "Credit Facility") (as amended on February 28, 2011, the "Credit Agreement") among the Corporation and certain of its subsidiaries, as borrowers, Canadian Imperial Bank of Commerce, as Co-Lead Arranger, Sole Bookrunner and Administrative Agent, RBC Capital Markets, as Co-Lead Arranger and Co-Syndication Agent, Merrill Lynch Pierce Fenner & Smith Incorporated, as Co-Syndication Agent and a syndicate of financial institutions, including an affiliate of Scotia

Capital Inc., as lenders. The obligations under the Credit Facility are be secured by (i) a security interest granted by the Corporation and certain of its subsidiaries over their personal property, (ii) guarantees delivered by certain of the Corporation's subsidiaries, and (iii) shares pledged by the Corporation and certain of its subsidiaries. The Credit Agreement contains customary terms and conditions for a credit facility of this nature, including customary representations and warranties, covenants and drawdown conditions.

        The Corporation expects to finance a portion of the purchase of Shares pursuant to the Offer from the Credit Facility. Advances under the Credit Facility can be made in either Canadian dollars or United States dollars at various base rates selected by the Corporation, including the overnight federal funds rate, the rate available for Canadian dollar banker's acceptances and LIBOR, plus a specified margin based on the financial ratios maintained by the Corporation.

        The aggregate principal amount outstanding under the Credit Facility, together with all accrued and unpaid interest thereon, is payable on or prior to January 14, 2015. The Corporation intends to repay any amounts drawn on the Credit Facility from its operating cash flow.

        The Corporation believes the risk is remote that it will not be able to draw under the Credit Facility, and has therefore not made any alternative financing arrangements in connection with the purchase of Shares under the Offer.

20.   Dealer Managers

        Scotia Capital Inc. and Scotia Capital (USA) Inc. have been retained by the Corporation to act as dealer managers in connection with the Offer in Canada and the United States, respectively.

21.   Depositary

        Celestica has retained Computershare Investor Services Inc. to act as a depositary for, among other things, (i) the receipt of certificates representing Shares and related Letters of Transmittal tendered under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth under "Offer to Purchase — Procedure for Tendering Shares", (iii) the receipt from the Corporation of cash to be paid in consideration of the Shares acquired by the Corporation under the Offer, as agent for the tendering Shareholders, and (iv) the transmittal of such cash to the tendering Shareholders, as agent for the tendering Shareholders. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

22.   Fees and Expenses

        The Dealer Managers have been retained by the Corporation to act as dealer managers in connection with the Offer, and Scotia Capital Inc. has provided a liquidity opinion to the Board of Directors. Pursuant to the terms of a dealer manager agreement among the Dealer Managers and Celestica, the Dealer Managers will receive a fee from Celestica for their services, including providing the liquidity opinion. In addition, Celestica has agreed to indemnify the Dealer Managers for certain liabilities arising out of their engagement in connection with the Offer and has agreed to pay the aforementioned fee and reasonable out of pocket expenses of the Dealer Managers in the event the Offer is not completed. In addition, Scotia Capital Inc. has provided various financial advisory services to the Corporation in connection with transactions unrelated to the Offer and an affiliate of Scotia Capital Inc. is a lender to the Corporation under the Corporation's existing revolving credit facility. See "Issuer Bid Circular — Source of Funds". Scotia Capital Inc. acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Corporation, including the Shares, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Scotia Capital Inc. conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Corporation. Accordingly, Scotia Capital Inc. is not independent of the Corporation in connection with the Offer for purposes of MI 61-101.

        Celestica has retained Computershare Investor Services Inc. to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian and United States securities laws.

        Celestica will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Corporation for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        Celestica is expected to incur expenses of approximately C$600,000 in connection with the Offer, which includes filing fees, dealer manager fees, legal, accounting, depositary, printing and mailing fees.

23.   Statutory Rights

        Securities legislation in the provinces and territories of Canada provides security holders of the Corporation with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

 APPROVAL AND CERTIFICATE

October 29, 2012

        The Board of Directors of Celestica Inc. has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated October 29, 2012 and the sending, communication or delivery thereof to the holders of its subordinate voting shares. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) CRAIG H. MUHLHAUSER President and Chief Executive Officer	(Signed) PAUL NICOLETTI Executive Vice President and Chief Financial Officer

On behalf of the Board of Directors

(Signed) WILLIAM A. ETHERINGTON Director	(Signed) LAURETTE KOELLNER Director

C-1

 CONSENT OF SCOTIA CAPITAL INC.

To:        The Board of Directors of Celestica Inc.

        We consent to the inclusion of our name and the reference to our liquidity opinion dated October 26, 2012 in the section titled "Purpose and Effect of the Offer — Liquidity of Market" in the Issuer Bid Circular dated October 29, 2012 of Celestica Inc. in connection with its offer to the holders of its subordinate voting shares, and the inclusion of the text of our opinion in Schedule A thereof.

October 29, 2012

(Signed) SCOTIA CAPITAL INC.

 CONSENT OF BLAKE, CASSELS & GRAYDON LLP

To:        The Board of Directors of Celestica Inc.

        We consent to the inclusion of our name in the sections titled "Income Tax Consequences — Certain Canadian Federal Income Tax Considerations" in the Issuer Bid Circular dated October 29, 2012 of Celestica Inc. in connection with its offer to the holders of its subordinate voting shares.

October 29, 2012

(Signed) BLAKE, CASSELS & GRAYDON LLP

 CONSENT OF KAYE SCHOLER LLP

To:        The Board of Directors of Celestica Inc.

        We consent to the inclusion of our name in the sections titled "Income Tax Consequences — Certain United States Federal Income Tax Considerations to United States Holders" in the Issuer Bid Circular dated October 29, 2012 of Celestica Inc. in connection with its offer to the holders of its subordinate voting shares.

October 29, 2012

(Signed) KAYE SCHOLER LLP

C-2

 SCHEDULE A
LIQUIDITY OPINION

October 26, 2012
Celestica Inc.
844 Don Mills Road
Toronto, Ontario
M3C 1V7

To the Board of Directors:

        Scotia Capital Inc. ("Scotia Capital", "we" or "us") understands that Celestica Inc. (the "Company") is considering a transaction whereby the Company would make an offer (the "Offer") to acquire subordinate voting shares of the Company (the "Shares") having an aggregate purchase price not exceeding US$175,000,000.

        We also understand that:

  a)
  holders of Shares (the "Shareholders") who wish to accept the Offer may do so in one of two ways: (i) by making an auction tender ("Auction Tender") pursuant to which they agree to sell to the Company at a specified price per Share (not less than US$7.00 and not more than US$8.00 and in increments of US$0.10 within that range) ("Auction Price") a specified number of Shares owned by them; or (ii) by making a purchase price tender ("Purchase Price Tender") pursuant to which they do not specify a price per Share, but rather agree to have Shares purchased at the Purchase Price (defined below);

  b)
  the Purchase Price will be a single price per Share, which will not be less than US$7.00 per Share and not more than US$8.00 per Share, that is the lowest price that enables the Company to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$175,000,000 (the "Purchase Price");

  c)
  the Offer will constitute an "issuer bid" for purposes of Multilateral Instrument 61-101 of the Ontario Securities Commission and the Autorité des marchés financiers du Québec ("MI 61-101");

  d)
  to the knowledge of the Company, after reasonable inquiry, no holder of multiple voting shares will be converting multiple voting shares into Shares to tender pursuant to the Offer;

  e)
  the terms and conditions of the Offer will be described in an Offer to Purchase and Issuer Bid Circular that will be prepared by the Company and mailed to registered Shareholders, registered holders of multiple voting shares of the Company and holders of options to acquire Shares in connection with the Offer.

Engagement of Scotia Capital Inc.

        By letter agreement dated October 16, 2012 (the "Engagement Agreement"), the Company engaged Scotia Capital to act as dealer manager in connection with the offer and prepare and deliver a written opinion (the "Opinion") to the Board of Directors of the Company (the "Board") as to whether (i) a liquid market exists for the Shares as existed at the time of the making of the Offer, and (ii) whether it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares that is not materially less liquid than the market that existed as of the date hereof. This Opinion is being delivered to assist the Board in making its determination that the Offer qualifies for the "liquid market" exemption from the valuation requirements of MI 61-101.

        Scotia Capital will receive a fee from the Company for its services that include providing the Opinion. Such fee is payable whether or not the Offer is successful. The Company has agreed to indemnify Scotia Capital for certain liabilities arising out of Scotia Capital's engagement in connection with the Offer.

        None of Scotia Capital or any of its affiliates:

  a)
  is an "issuer insider", "associated entity", or "affiliated entity" (as such terms are used in MI 61-101) of the Corporation;

  b)
  has a financial incentive with respect to the conclusions reached in this Opinion or the completion of the Offer.

        Prior to entering into the Engagement Agreement, Scotia Capital has provided various financial advisory services to the Company in connection with transactions unrelated to the Offer and an affiliate of Scotia Capital is a lender to the Company under the Company's existing revolving credit facility which will be used to partially fund any purchase of Shares pursuant to the Offer. Scotia Capital is not independent of the Company for the purposes of MI 61-101.

        Scotia Capital acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, including the Shares, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company. Subject to the terms of the Engagement Agreement, Scotia Capital consents to the inclusion of the Opinion in its entirety and a summary thereof, in a form acceptable to Scotia Capital acting reasonably, in the Offer to be mailed to the holders of Shares, holders of multiple voting shares and holders of options to acquire Shares and to the filing thereof, as necessary, by the Company with the applicable Canadian and United States securities regulatory authorities.

Credentials of Scotia Capital

        Scotia Capital is the legal entity of the global corporate and investment banking and capital markets business of Scotiabank ("Scotiabank"), one of North America's premier financial institutions. In Canada, Scotia Capital is one of the country's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. Scotia Capital has participated in a significant number of transactions involving private and public companies and has extensive experience in preparing liquidity opinions. The Opinion expressed herein represents the opinion of Scotia Capital as a firm. The form and content of the Opinion has been approved for release by a committee of directors and other professionals of Scotia Capital, all of whom are experienced in merger & acquisition and capital market matters.

Scope of Review

        In preparing our Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy thereof), among other things, the following:

  i.
  a copy of the draft Offer to Purchase and Issuer Bid Circular dated October 24, 2012;

  ii.
  the daily trading activity, volumes, and price history of the Shares on the Toronto Stock Exchange (the "TSX") and the New York Stock Exchange (the "NYSE"), as publically reported by the TSX and the NYSE, respectively, as we determined necessary in order to provide the Opinion;

  iii.
  the trading activity and volumes of shares of other companies listed and traded on the TSX and NYSE as we determined necessary in order to provide the Opinion;

  iv.
  the distribution of ownership of the Shares to the extent publicly disclosed;

  v.
  the number of Shares proposed to be purchased under the Offer relative to i) the number of outstanding Shares on the date hereof less ii) the number of Shares beneficially owned, or over which control or direction was exercised, by related parties of the Company and Shares that were not freely tradable (colloquially, the "public float");

  vi.
  the customary difference (colloquially, the "spread") between bid and ask prices in trading activity of the Shares;

  vii.
  other public information with respect to the Company; discussions with senior management of the Company; the definition of "liquid market" as outlined in MI 61-101 as well as the other parameters set forth in MI 61-101;

  viii.
  precedent issuer bids that we considered relevant; and

  ix.
  such other information as we considered necessary or appropriate in the circumstances.

        We have conducted such additional analyses and investigations as we considered to be appropriate in the circumstances for the purpose of arriving at the Opinion contained herein as at the date hereof.

Assumptions and Limitations

        This Opinion is rendered on the basis of securities market, economic and general business and financial conditions prevailing as at the date hereof, and conditions affecting the Company and the Shares as at the date hereof. In formulating our Opinion, we have made several other assumptions, the material assumption being that there shall be no significant change in the holdings of Shares, other than as a result of the Offer, on the TSX and NYSE.

        Scotia Capital has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company and their consultants and advisors (collectively, the "Information"), and we have assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. The Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

        We have not prepared a formal valuation of the Company or any of its securities or assets for the purposes of this Opinion and the Opinion should not be construed as such.

        The Opinion has been provided to the Board for its use only in determining the availability of an exemption from the formal valuation requirements of MI 61-101 and may not be relied upon for any other purpose or by any other person without the prior written consent of Scotia Capital. The Opinion is given as of the date hereof and Scotia Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Scotia Capital after the date hereof. Without limiting the foregoing, if, after the date hereof, we learn of any material change in any fact or matter affecting the Opinion, Scotia Capital reserves the right to change, modify or withdraw the Opinion.

        For the purpose of this Opinion we are not expressing any opinion as to the value of the Shares, or the prices at which such shares will trade after the completion of the Offer.

        For purposes of this Opinion, the phrase "liquid market" has the meaning ascribed to such term in MI 61-101.

Conclusion

        Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion as at the date hereof that: (i) a liquid market exists for the Shares as of the date hereof and (ii) it is reasonable to conclude that, on completion of the Offer in accordance with its terms, there will be a market for the holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed as of the date hereof.

Yours very truly,

Scotia Capital Inc.

        The Letter of Transmittal, certificates for Shares and any other required documents must be sent or delivered by each tendering Shareholder or the tendering Shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses specified below.

Offices of the Depositary, Computershare Investor Services Inc.

By Mail
P.O. Box 7021
31 Adelaide St E
Toronto, ON M5C 3H2
Attention: Corporate Actions

By Hand, Registered Mail or by Courier
Computershare Investor Services Inc.
100 University Avenue, 9th Floor
Toronto, ON M5J 2Y1
Attention: Corporate Actions

         Toll Free (North America): 1-800-564-6253
Overseas: 1-514-982-7555
E-Mail: corporateactions@computershare.com

The United States Forwarding Agent is Computershare Trust Company N.A.

By Mail
P.O. Box 43011
Providence, RI 02940-3014
Attention: Corp Act CPU Canada

By Hand or by Courier
Computershare Trust Company N.A.
250 Royall Street
Canton, MA 02021
Attention: Corp Act CPU Canada

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

The Dealer Managers for the Offer are:

In Canada: Scotia Capital Inc.	In the United States: Scotia Capital (USA) Inc.
40 King Street West, Scotia Plaza P.O. Box 4085, Station A Toronto, ON M5W 2X6 Telephone: 416-863-7411	One Liberty Plaza 165 Broadway, 26th Floor New York, NY 10006 Telephone: 212-225-5000

QuickLinks

INFORMATION FOR UNITED STATES SHAREHOLDERS
FORWARD-LOOKING INFORMATION
NOTICE TO HOLDERS OF OPTIONS OR MULTIPLE VOTING SHARES
CURRENCY AND EXCHANGE RATE
ADDITIONAL INFORMATION
TABLE OF CONTENTS
SUMMARY
OFFER TO PURCHASE
ISSUER BID CIRCULAR
APPROVAL AND CERTIFICATE
CONSENT OF SCOTIA CAPITAL INC.
CONSENT OF BLAKE, CASSELS & GRAYDON LLP
CONSENT OF KAYE SCHOLER LLP
SCHEDULE A LIQUIDITY OPINION